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                                                                   Exhibit 10.28


                       PREFERRED SHARE PURCHASE AGREEMENT

         This Preferred Share Purchase Agreement ("Agreement") is made and entered into as of the _____ day of June, 1999, by and among SOFTWATCH LTD., an Israeli company (the "Seller" or the "Company"), MEDSCAPE, INC., a Delaware corporation ("Medscape"), and the persons and entities set forth on Schedule 1 attached hereto (collectively, the "Purchasers"), if any.

         In consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. BASIC TRANSACTION

         1.1 Authorization of Shares. Prior to the Closing (as defined below) Seller shall have authorized the issuance and sale to the Purchasers of up to 1,085,521 Series A Preferred Shares (the "Shares" or the "Preferred Shares"), nominal value NIS 0.01 per share, having all of the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such preferences and rights set forth in the Restated Articles of Association of Seller (the "Restated Articles") attached hereto as Exhibit A, for a total purchase price of up to $3,130,750 ($2.8841 per Preferred Share) (the "Purchase Price").

         1.2 Issuance of the Shares. Subject to the terms and conditions hereof and in reliance upon the representations, warranties, covenants and agreements contained herein, Seller will issue and allot the Shares to the Purchasers, and the Purchasers will purchase the Shares from Seller, in each case at the Closing (as hereinafter defined). Each Purchaser shall purchase the number of Shares and pay the portion of the Purchase Price indicated opposite its name in Schedule 1.

2. CLOSING

         2.1 Time and Place. The closing of the transaction provided for in
Section 1.2 above (the "Closing") shall be held three (3) business days after fulfillment or waiver of all of the closing conditions set forth in Section 2.3 (the "Closing Date") at the offices of Yigal Arnon & Co., 3 Daniel Frisch Street, Tel Aviv, or at such other location as the parties might otherwise mutually agree to.

         2.2 Closing Deliveries.

                  2.2.1 Seller shall deliver the following to the Purchasers at the Closing:

                           2.2.1.1 A copy of the Restated Articles duly stamped
to indicate


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filing with the Registrar of Companies;

                           2.2.1.2 A counterpart copy of the Registration Rights
Agreement, by and between Seller and Medscape (the "Registration Rights Agreement"), substantially in the form of Exhibit E attached hereto, duly executed on behalf of the Seller and Medscape and any other parties thereto, if any.;

                           2.2.1.3 Certificate(s) representing the Shares to be
issued at the Closing duly executed on behalf of Seller and registered in the name of each Purchaser for the number of shares set forth in Schedule 1;

                           2.2.1.4 An undertaking to the Seller and Medscape
(the "No Sale Undertaking"), substantially in the form attached hereto as Exhibit B, duly executed by Amir Kishon and Asaf Evenheim;

                           2.2.1.5 A counterpart copy of the License and Web
Site Development Agreement, by and between Medscape and Seller (the "License Agreement"), attached hereto as Exhibit C, duly executed on behalf of Seller; and

                           2.2.1.6 An opinion from Goldfarb, Levy, Eran & Co.,
legal counsel to Seller, addressed to the Purchasers, dated as of the Closing Date, in the form of Exhibit D attached hereto.

                  2.2.2 The Purchasers shall deliver the following to Seller at the Closing:

                           2.2.2.1 The Purchase Price set forth in Section 1.1
by wire transfer in immediately available funds to an account specified by Seller at least two (2) business days prior to the date of Closing, with each Purchaser being responsible for its respective portion of the Purchase Price;

                           2.2.2.2 A counterpart copy of the Registration Rights
Agreement duly executed on behalf of Purchasers; and

                           2.2.2.3 A counterpart copy of the License Agreement
duly executed on behalf of Medscape.

                  2.2.3 The deliveries referred to in clauses (a) and (b) of this Section 2.2 shall be deemed to occur simultaneously with one another, and are conditions precedent to the Closing of this Agreement.

                  2.2.4 The Seller hereby agrees, undertakes and covenants that it shall (i) upon the Closing record the issuance of the Shares in the name of the Purchasers on the Seller's Registrar of Members, (ii) upon the Closing provide the Purchasers and their legal counsel with a


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copy of the decision of the Seller's Board of Directors approving the Share issuance, and (iii) promptly after the Closing, file a copy of the report of such share issuance with the Registrar of Companies.

         2.3 Purchasers' Conditions to Closing. The Purchasers' obligation to consummate the purchase of the Shares hereunder is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by Medscape on behalf of the Purchasers):

                  2.3.1 all representations and warranties of the Seller contained herein to the Purchasers shall be true and correct at the time of the Closing as though made again at that time, as confirmed by a "bring down certificate" substantially in the form attached hereto as Schedule 2.3.1;

                  2.3.2 the Seller shall have performed and complied in all respects with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing, as confirmed by the bring down certificate;

                  2.3.3 by resolution substantially in the form attached hereto as Schedule 2.3.3, the Board of Directors shall have (i) approved the Seller's execution of this Agreement; and (ii) issued the Shares to the Purchasers against payment of the Purchase Price;

                  2.3.4 by resolution substantially in the form attached hereto as Schedule 2.3.4, the shareholders of the Seller shall have replaced the Articles of Association of the Seller with the Restated Articles;

                  2.3.5 the Seller shall have received all necessary authorizations, approvals, permits and consents if any, of any governmental authority or regulatory body of any state, person or entity that are required by the Seller in connection with the issuance of the Shares as contemplated by this Agreement including all necessary approvals of the Investment Center and Office of the Chief Scientist of the Israeli Ministry of Industry and Trade;

                  2.3.6 the Seller shall have provided the Purchasers with copies of letters executed by all shareholders waiving all rights of pre-emption with respect to the issuance of the Shares or shall include a representation to such effect in the bring down certificate;

                  2.3.7 there shall have been no material adverse change in the financial, business or other condition of the Seller;

                  2.3.8 the Seller shall have delivered to the Purchasers the opinion and other documents referred to in Section 2.2.1 above;

                  2.3.9 all loans advanced to the Company by Amir Kishon and/or Anthony


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Michael Stone shall be evidenced by agreements executed in writing, in a form reasonably acceptable to Medscape; and

                  2.3.10 Rich Carpenter, Gary Rancourt, Paul Egerman and Healthcourt 2% Partnership shall have provided the Company with a letter substantially in the form of Schedule 2.3.10 attached hereto.

3. REPRESENTATIONS AND WARRANTIES OF SELLER.

         In order to induce the Purchasers to enter into this Agreement and purchase the Shares, Seller represents and warrants to the Purchasers as follows:

         3.1 Organization and Corporate Power. Seller is a company duly organized and validly existing under the laws of the State of Israel, with all requisite corporate power and authority to own its properties and to conduct its business as presently conducted and as presently proposed to be conducted. Softwatch Inc. (the "Subsidiary") is duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate authority to own its properties and to conduct its business as presently conducted and as presently proposed to be conducted. Seller is qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect (as defined below). Seller has all requisite corporate power and authority to enter into this Agreement, the Registration Rights Agreement and the License Agreement (collectively, the "Documents") and to perform its obligations hereunder and thereunder, including, without limitation, the issuance and allotment of the Shares.

         3.2 Due Authorization; Enforceability; No Conflicts. Prior to Closing, Seller shall have taken all corporate and shareholder action necessary to authorize the execution, delivery and performance by it of each of the Documents. Assuming the due execution and delivery of each of the Documents by the Purchasers and other parties thereto, each of the Documents shall constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the enforcement of creditors' rights generally, the availability of equitable remedies and to general equity principles. The execution, delivery and performance by Seller of each of the Documents and compliance by Seller with the terms hereof and thereof will not violate, conflict with or cause an event of default under Seller's Memorandum of Association or Articles of Association, or any resolutions of Seller's Board of Directors or shareholders or any agreement, instrument, judgment, order, law, rule or regulation by which Seller is bound or to which any of Seller's properties are subject, except where such violation, conflict or event of default would not result in a material adverse effect on Seller's business, financial condition, results of operations or properties (a "Material Adverse Effect"). The Shares, upon issuance in


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accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of any liens, claims or encumbrances ("Encumbrances") other than the terms and provisions of the Restated Articles and restrictions imposed by applicable Israeli, United States and state securities laws.

         3.3 Capitalization. The authorized capital stock of Seller shall consist, immediately prior to the Closing of NIS 120,000, divided into (a) 10,914,479 Ordinary Shares, nominal value NIS 0.01 per share, of which 6,236,974 shares will be issued and outstanding immediately prior to the Closing, and (b) 1,085,521 Series A Preferred Shares, of which 1,085,521 will be outstanding upon the issuance of the Shares to be sold to the Purchasers hereunder. All outstanding Ordinary Shares as of the date hereof were issued and allotted by Seller in compliance with all applicable Israeli securities laws. Except with respect to the Shares or as set forth on Schedule 3.3 annexed hereto or in the Restated Articles or the Share Purchase Agreement (the "1998 Agreement"), dated as of August 21, 1998, by and between the Company and Kraft Group LLC, there are no outstanding subscriptions, rights, options, warrants, conversion rights, agreements or other claims for the purchase or acquisition from Seller or the Subsidiary of any shares of their respective share capital or obligating Seller or the Subsidiary to issue, repurchase or otherwise acquire, any shares of their respective share capital or any securities convertible into, exercisable or exchangeable for, or otherwise entitling the holder to acquire, any shares of the share capital of Seller or the Subsidiary. Except as set forth in the Restated Articles or the 1998 Agreement, no person is entitled to any preemptive or similar rights with respect to the issuance of any share capital of Seller or the Subsidiary. Except as set forth on Schedule 3.3, in the Restated Articles or as contemplated by the 1998 Agreement, no person has the right to nominate or elect one or more directors of Seller. The Preferred Shares immediately following the Closing will represent, in the aggregate, 12.524% of the outstanding share capital of Seller and the voting power of such issued shares will represent, in the aggregate no less than 12.524% of the total number of votes able to be cast on any matter by all voting securities of Seller on the Closing Date (treating for purposes of these calculations (i) all Shares issuable hereunder to Purchasers as if they were issued as of such date, (ii) all securities convertible into, exchangeable or exercisable for Ordinary Shares (collectively, "Ordinary Share Equivalents") outstanding on the date hereof as having been converted, exchanged or exercised, and (iii) as having been issued on the date hereof, any Ordinary Shares or Ordinary Share Equivalents issuable pursuant to (A) any contract entered into by Seller prior to the date hereof, or
(B) any preemptive right granted by Seller prior to the date hereof).

         3.4 Memorandum of Association and Articles of Association. The copies of Seller's Memorandum of Association and Articles of Association provided to Medscape or its representatives prior to the date hereof are true, correct and complete copies thereof as currently in effect.


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         3.5 Intentionally Omitted.

         3.6 Subsidiaries. Except for the Subsidiary, Seller has no subsidiaries and does not own of record or beneficially, and has no commitment or obligation to acquire, any capital stock or equity interest or investment in any corporation, partnership, limited liability company, joint venture, association, trust or other business entity. Seller owns all of the issued and outstanding shares of capital stock of the Subsidiary.

         3.7 Taxes. All income tax returns and Value Added Tax reports (collectively the "Tax Returns") required to be filed by the Company or the Subsidiary on or before the date hereof, have been or will be filed with the appropriate government agencies and tax authorities in all jurisdictions in which such Tax Returns are required to be filed, and all tax liabilities which are due with respect to each of the tax years for which the statue of limitations has not barred the assessment of deficiencies for tax purposes have been or will be fully paid and have been reflected in the Financial Statements referred to in Section 3.14. Neither Seller nor the Subsidiary is a party to any pending action, proceeding or, to the Seller's knowledge, investigation by any governmental authority for the assessment or collection of taxes nor does Seller or the Subsidiary have knowledge of any such threatened action, proceeding or investigation. Each of Seller and the Subsidiary has withheld and paid all taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party with respect to the business of Seller or the Subsidiary.

         3.8 Consents. No consent of, order or approval by, or filing with any governmental authority is required in connection with Seller's execution, delivery and performance of each of the Documents, including the issuance of the Shares to Purchasers hereunder, other than the filing of the Restated Articles with the Registrar of Companies and receipt of approval of the Office of the Chief Scientist and the Investment Center.

         3.9 Offering. Based on the representations, warranties and covenants of the Purchasers set forth herein, and assuming due compliance by the Purchasers with the terms of this Agreement and the other Documents in all relevant respects, the issuance and allotment of the Shares to the Purchasers as contemplated by this Agreement is exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and applicable blue sky laws.

         3.10 Certain Agreements. Other than as set forth in the Documents, in the 1998 Agreement or in the Share Purchase and Warrant Investment Agreement (the "1997 Agreement"), dated as of February 15, 1997, by and between the Company and Platinum Health Ventures Limited or on Schedule 3.10, there are no agreements to which Seller is a party pursuant to which Seller is under any obligation to any person to register for sale under the Securities Act any of its


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currently outstanding securities or any of its securities that may hereafter be issued, and, except for the 1998 Agreement and as set forth on Schedule 3.10, Seller is not a party to, and has no knowledge of, any agreements relating to the voting of Seller's share capital.

         3.11 Litigation. There is neither pending nor, to Seller's knowledge, threatened, any action, suit, proceeding or claim, to which either Seller or the Subsidiary is a party, or to which the properties of Seller or the Subsidiary can reasonably be expected to be subject.

         3.12 Properties. (a) The Company and the Subsidiary has no assets other than office furniture and equipment, computer hardware (the "Assets"), and Intellectual Property Rights (as defined and described more fully in Section
3.13 below).

                  (b) The Company is the sole and unconditional owner of, and has good title to, all Assets, and such Assets are free and clear of any mortgages, liens, pledges, charges, liens, security interests, or encumbrances of any kind, except which may arise in the ordinary course of business and which do not have a Material Adverse Effect.

         3.13 Intellectual Property. Seller or the Subsidiary is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any lien) all trademarks, trademark registrations, service marks, service mark registrations, trade names, company names, patents, design patents, copyright registrations and copyrights and pending applications therefor, in each case which are used in or required for the business of Seller or the Subsidiary as currently being conducted (collectively, the "Intellectual Property Rights") and has sole and exclusive rights, without being contractually obligated to pay any compensation to any third party in respect thereof in respect of which they are being used as of the date of this Agreement or as otherwise stated in the description of goods and services contained in the relevant materials relating to any Intellectual Property Rights filed with the United States Copyright Office or the United States Patent and Trademark Office or the Israeli equivalents thereof. Except as set forth on Schedule 3.13 and the License Agreement, neither Seller nor the Subsidiary has granted any licenses or other rights to the Intellectual Property Rights to any other person and no other person has granted to Seller or the Subsidiary any licenses or other rights to the Intellectual Property Rights. Each such license granted to Seller and/or the Subsidiary is valid and binding on Seller or the Subsidiary, as the case may be, and to the knowledge of Seller, the other parties thereto, and the intellectual property used by Seller and/or the Subsidiary pursuant to such license will be available to Seller and/or the Subsidiary on terms and conditions after the Closing which are identical to the terms and conditions in force prior to the Closing. Except as set forth on Schedule 3.13, there are no interferences, oppositions, cancellations or other contested proceedings pending, or to the knowledge of Seller threatened, in the United States Copyright Office, the United States Patent and Trademark Office or comparable office in the State of Israel or any foreign federal, state or local court or before any governmental entity, relating to any registration, grant, license or


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pending application with respect to any Intellectual Property Rights and Seller has no knowledge of any facts that could reasonably be expected to give rise to any such interferences, oppositions, cancellations or other contested proceeding.

         Except as set forth on Schedule 3.13, (i) neither Seller nor the Subsidiary has been sued or charged or been a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any Intellectual Property Rights, (ii) to the knowledge of Seller, there are no other claims threatened that either Seller or the Subsidiary is infringing any existing patent, trademark or copyright or any basis for any such claim, without regard to whether any such patent, trademark or copyright is ultimately found to be valid, (iii) to the knowledge of Seller, there are no continuing infringements by any other person or persons of the Intellectual Property Rights and (iv) to the knowledge of Seller, the use of the Intellectual Property Rights in connection with the business of Seller and the Subsidiary as currently being conducted, does not infringe the patent, trademark, copyright or any other right of any third party.

         3.14 Financial Statements; Obligations. Seller has heretofore delivered to Medscape or its representatives the following financial statements of Seller:
(i) the audited financial statements for the fiscal years ended December 31, 1998 and 1997 and (ii) the unaudited balance sheet for the fiscal quarter ended March 31, 1999 (collectively, the "Seller Financial Statements"). The Seller Financial Statements have been prepared from the books and records of Seller and fairly present in all material respects the income and assets and liabilities of Seller for the periods indicated in accordance with Israeli generally accepted accounting principles consistently applied throughout the periods presented. Except as reflected in the Seller Financial Statements, there are no material loan agreements, promissory notes, conditional sale agreements, pledges, security agreements, financing statements (with respect to the Subsidiary), documents granting or evidencing a lien on any assets of Seller or the Subsidiary, guarantees, assumptions of obligations for borrowed money, purchase money indebtedness or other obligation of reimbursement of any maker of a letter of credit (collectively, "Obligations") entered into by Seller or the Subsidiary.

         3.15 No Material Adverse Change. Since the end of the most recent period reflected in the Seller Financial Statements, Seller has in all material respects conducted its business in the ordinary course consistent with past practice and there has not been any materially adverse change in the business, assets, condition (financial or otherwise) or results of operations of Seller.

         3.16 No Defaults. There is no existing default, or any event, act or circumstance which, with the passage of time, the giving of notice or both, would become a default, by Seller or the Subsidiary under any material contract or agreement to which Seller or the Subsidiary is a party or by which any material part of its assets or properties is bound. To the knowledge of Seller, there is no existing default by any other party under any such contract or any event, act or circumstance which, with the passage of time, the giving of notice or both, would become a default by such


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other party under any such contract, which default could reasonably be expected to have a Material Adverse Effect.

         3.17 Compliance With Laws. Neither the Seller nor the Subsidiary is in material violation of any applicable statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto. Neither Seller nor the Subsidiary has received notice of any alleged material violation of any statute, law, regulation, ordinance, rule, judgment, order or decree from any governmental authority applicable to Seller or the Subsidiary or any of their respective assets or properties which has not been disposed of to its respective satisfaction.

         3.18 Absence of Undisclosed Liabilities. Except as otherwise disclosed on any schedule hereto, neither Seller nor the Subsidiary has any material liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due) other than (i) liabilities or obligations reserved against or otherwise disclosed in Seller Financial Statements, (ii) liabilities or obligations arising since March 31, 1999 which were incurred in the ordinary course of business of Seller consistent (in amount and kind) with past practice and (iii) liabilities or obligations pursuant to the Documents or the Subsidiary.

         3.19 Related Party Transactions. Except as set forth on Schedule 3.19 hereto, no current or former shareholder, director, officer or employee of Seller or the Subsidiary is presently, or has been directly or indirectly through such person's affiliation with any other person or entity, a party to any agreement or transaction with Seller or the Subsidiary, other than in connection with any such person's duties as a shareholder, director, officer or employee of Seller or the Subsidiary.

         3.20 Disclosure. Neither this Agreement nor any certificate or written statement furnished or made available to Purchasers pursuant to this Agreement by or on behalf of Seller contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading; provided, however, the Seller does not guarantee that any financial projections or other future expectations presented to the Purchasers will be achieved, but does represent that the assumptions on which such projections were made were reasonable under the circumstances and are, to the Company's best knowledge, reasonable on the date hereof.

         3.21 Insurance. Schedule 3.21 hereto sets forth a list of all insurance coverage carried by Seller or the Subsidiary, the carrier and the terms and amount of coverage.

         3.22 Information Technology. Seller has provided to Medscape or its representatives true, correct and complete copies of all internal analyses prepared by it, if any, addressing the "Year 2000" issue. Except as set forth on
Schedule 3.22, each of Seller and the Subsidiary has the unrestricted right to use all software associated with its databases. All computer programming


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software of the Company and the Subsidiary offered for licensing or in use on the internet has been written and tested to be Year 2000 Compliant (as defined below). As used in this Agreement, the term "Year 2000 Compliant" shall mean the ability of the software to provide the following functions:

                  (a) Handle date information before, during and after January 1, 2000, including but not limited to accepting date input, providing date output and performing calculations on dates or portions of dates;

                  (b) Function accurately in accordance with its specifications before, during and after January 1, 2000 without any material change in operations associated with the advent of a new century; and

                  (c) Respond to two digit data input in a way that resolves ambiguity as to century in a disclosed, defined and predetermined manner.

         3.23 Contracts. Schedule 3.23 contains a true and complete list of all material contracts as of the date hereof. Except for contracts listed on
Schedule 3.23 (the "Contracts"), neither Seller nor the Subsidiary is a party to or bound by, or derives any benefit from, any material contract which is a:

                  (a) contract not made in the ordinary course of business;

                  (b) covenant not to compete or confidentiality agreement;

                  (c) contract for the sale of any of the assets of Seller or the Subsidiary (other than sales of inventory to customers in the ordinary course of business) or the grant of any preferential rights to purchase any assets of Seller or the Subsidiary or requiring the consent of any party to the transfer thereof;

                  (d) any loan agreement, indenture, promissory note or conditional sales agreement or any pledge, security agreement, deed of trust, financing statement or other document granting any lien on any asset or property of Seller or the Subsidiary;

                  (e) any revocable or irrevocable power of attorney to any person for any reason;

                  (f) contract with or permit by or from any governmental entity (except those as to which the failure to possess would not have a Material Adverse Effect);

                  (g) contract which involves or is reasonably expected to involve aggregate future payments, obligations or revenues in excess of Fifty Thousand Dollars ($50,000) (whether in payment of a debt, as a result of any guarantee or indemnification, for services or goods or


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otherwise and including any barter arrangements) or which, as of the Closing
Date, will have a remaining term exceeding one year, in each case other than orders to purchase or sell goods or services in the ordinary course of business consistent with past practice;

                  (h) any agreement with the Office of the Chief Scientist, BIRD Foundation or Investment Center.

         Except as disclosed on Schedule 3.23, each Contract is a valid and binding obligation of Seller or the Subsidiary, as the case may be, and, to the knowledge of Seller, the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by the effect of bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity, and is in full force and effect. Except as disclosed on Schedule 3.23, neither Seller nor the Subsidiary is (with or without the lapse of time or the giving of notice, or both) in material breach or default under any Contract and, to the knowledge of Seller, the other parties thereto are not (with or without the lapse of time or the giving of notice, or both) in material breach or default under any such Contract. Neither Seller nor the Subsidiary has, except as disclosed on Schedule 3.23, received or given any notice of the intention of any party to terminate or to modify in any material respect any Contract. True and complete copies of all Contracts referred to on
Schedule 3.23, together with all modifications, amendments and proposed modifications thereto, have been previously delivered to Medscape or its representatives.

         3.24 Employees. Schedule 3.24 is a true and complete list of the names of each individual who is employed or retained as an independent contractor or consultant (either directly or indirectly) by Seller or the Subsidiary who is paid a base salary plus bonus or commission, a retainer or a fee for services rendered at an annual rate of Fifty Thousand Dollars ($50,000) or more and who devotes all or substantially all of his or her time to the business of Seller or the Subsidiary on the date hereof, along with his or her current job title, compensation, and any employee benefit enjoyed which is not generally available to employees of Seller. Neither Seller nor the Subsidiary is a party to any agreements with labor unions or associations representing employees of Seller or the Subsidiary. No work stoppage against Seller or the Subsidiary is pending or, to the knowledge of Seller, threatened. Neither Seller nor the Subsidiary is involved in or, to the knowledge of Seller, threatened with any labor dispute, arbitration, lawsuit or administrative proceeding (other than immaterial grievances) relating to labor matters involving the employees of Seller or the Subsidiary (excluding workers compensation and unemployment compensation claims). Except as otherwise disclosed in Schedule 3.24, all employees, officers and consultants of the Company are parties to undertakings of confidentiality and non-competition in favor of the Company.

         3.25 Employee Benefit Plans and Employment Agreements. All amounts which the


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Seller is required by law or by agreement with its employees to deduct from such employees' salaries and/or transfer to such employees' pension, life insurance, incapacity insurance, continuing education fund or other plans have been duly paid into the appropriate fund or funds, and the Seller does not have any outstanding obligation to make any such transfer or provision. There are no agreements or arrangements (whether or not legally enforceable) for the payment of any pensions, allowances, lump sums or other like benefits on retirement, death or termination or during periods of sickness or disablement for the benefit of any officer or former officer or employee or former employee of the Seller or for the benefit of the dependents of any such person in effect as of the date hereof.

4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

         In order to induce Seller to enter into this Agreement and issue and sell the Shares, each Purchaser, severally and not jointly, represents and warrants solely with respect to itself to Seller as follows:

         4.1 Organization, Good Standing and Corporate Power. Such Purchaser has all requisite power and authority to own its properties, conduct its business, enter into this Agreement and the other Documents and perform its obligations hereunder and thereunder.

         4.2 Due Authorization; Enforceability; No Conflicts. Such Purchaser has taken all action necessary to authorize the execution, delivery and performance by it of each of the Documents. Assuming the due execution and delivery of this Agreement and the other Documents by Seller and other parties thereto, each of the Documents constitutes a valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the enforcement of creditors' rights generally, the availability of equitable remedies and general equity principles. The execution, delivery and performance by such Purchaser of each of the Documents and compliance by such Purchaser with the terms hereof and thereof will not violate, conflict with or cause an event of default under such Purchaser's Certificate of Incorporation (if applicable), or any other agreement, instrument, judgment, order, law, rule or regulation by which such Purchaser is bound or to which any properties of such Purchaser are subject.

         4.3 Consents. No consent of, order or approval by, or filing with any governmental authority or other third party is required in connection with such Purchaser's execution, delivery and performance of each of the Documents, including the purchase of the Shares by such Purchaser hereunder.

         4.4 Suitability as an Investor. Such Purchaser is an experienced investor capable of evaluating the merits and risks of the investment contemplated by this Agreement. Without derogating from the representations and warranties made by Seller, such Purchaser has reviewed and inspected all of the information provided to it by Seller in connection with this Agreement and the transactions contemplated hereby and has been afforded the opportunity to ask questions and receive answers from representatives of the Seller. Such Purchaser represents that it can bear the economic risk of its investment in the Shares and is investing in its own name and for its own account.

         4.5 Investment Intent. Such Purchaser is acquiring the Shares for investment for its own account and not with view to, or for resale in connection with, any distribution thereof. Such Purchaser understands that the Shares have not been registered under the Securities Act or applicable state securities laws by reason of certain exemptions from the registration provisions thereof that depend upon, among other things, the truth and accuracy of such Purchaser's representations and warranties herein. Such Purchaser has not taken or authorized anyone else to take, and will not take or authorize anyone else to take, any action hereafter that would cause the loss of the exemptions for the issuance of the Shares from the requirements of the Securities Act and any applicable blue sky laws.

         4.6 Restricted Transferability. Such Purchaser acknowledges that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available, and that certificates for such Shares will bear the legend referred to in the Registration Rights Agreement.

5. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

         5.1 Survival of Representations, Warranties and Covenants. The representations and warranties of Seller set forth in Section 3 shall survive the Closing until the second anniversary of the date thereof, except those set forth in Sections 3.3 and 3.7 which shall survive until the expiration of the applicable statute of limitations. The representations and warranties of Purchasers set forth in Section 4 shall survive the Closing until the second anniversary of the date thereof. The covenants of Seller set forth in this Agreement which relate to periods following the Closing shall survive the Closing indefinitely.

         5.2 Indemnification by Seller. Seller agrees to indemnify and hold harmless Medscape from and against any and all assessments, judgments, debts, obligations, liabilities, losses, costs, damages or expenses (including interest, penalties and reasonable out-of-pocket fees, expenses and disbursements in connection with any action, suit or proceeding) (collectively, "Damages"), suffered, paid or incurred by Medscape resulting from or caused by or arising out of: (i) any breach of the representations and warranties made by Seller to Purchasers in this Agreement and (ii) any failure by Seller to perform any covenant or agreement of Seller contained in this

Agreement.

         5.3 Indemnification by Purchaser. Each Purchaser, severally and not jointly, agrees to indemnify and hold harmless Seller from and against any and all Damages suffered, paid or incurred by Seller resulting from or caused by or arising out of: (i) any breach of the representations and warranties made by such Purchaser to Seller in this Agreement and (ii) any failure by such Purchaser to perform any agreement of such Purchaser contained in this Agreement.

         5.4 Limitations on Indemnity. Notwithstanding the foregoing and with the exception of a claim asserted pursuant to Section 5.5 below, no claims shall be asserted under this Section 5 unless the amount claimed is in excess of $50,000, in which case a claim can be submitted for the entire amount at issue). In no event other than intentional misrepresentation or fraud shall the liability of any party for breach of representations and warranties under this
Section 5 or this Agreement exceed the Purchase Price.

         5.5 Indemnity Regarding Capitalization. Notwithstanding anything to the contrary in this Section 5 and in addition to any other remedies available to the Purchasers hereunder, in the event the Seller breaches any of the representations and warranties as contained in Section 3.3 above, in a manner which results in the dilution of a Purchaser's relative shareholding in the Company as contemplated herein, or otherwise injures a Purchaser, then such Purchaser shall be entitled to the issuance of such number of additional Preferred Shares, or, at such Purchaser's sole discretion, Ordinary Shares of the Company, as is necessary to maintain such Purchaser's relative shareholding in the Company as contemplated herein or remedy such injury.

         5.6 Exclusive Remedy. Purchasers and Seller acknowledge and agree that the foregoing indemnification provisions in this Section 5 shall be the exclusive remedy of Purchasers and Seller with respect to the transactions contemplated by this Agreement; provided, however, that the foregoing indemnification provisions are in addition to, and not in derogation of, any non-monetary equitable remedies available to the parties and any statutory, equitable or common law remedy any party hereto may have for fraud or other intentional malfeasance.

6. COVENANTS OF SELLER

         6.1 Information Rights. For so long as Seller is not subject to the periodic reporting requirements of Section 12 of the Securities Exchange Act of 1934, as amended, Medscape shall have the right to receive the information stated in this Section 6.1 from Seller:

                  6.1.1 Periodic Financial and Other Information. So long as Medscape is the holder of at least 3% of the Seller's issued and outstanding Ordinary Shares (on an as-converted basis):

                           6.1.1.1 within 120 days after the end of each fiscal
year of Seller, commencing with the year ending December 31, 1999, Seller will provide Medscape with financial statements of Seller for such fiscal year, consisting of an income statement, balance sheet and statement of changes in financial position, which shall have been duly audited by an independent certified public accounting firm, and prepared in accordance with Israeli generally accepted accounting principles consistently applied ("Israeli GAAP");

                           6.1.1.2 within 45 days after the end of each
quarterly accounting period of each fiscal year of Seller, commencing with the quarter ending June 30, 1999, Seller will provide Medscape with unaudited but reviewed financial statements for such period which will be prepared in accordance with Israeli GAAP; and

                           6.1.1.3 within ten days of receipt or transmittal by
Seller, Seller will provide Medscape with notification of any actual or threatened litigation which could, if determined adversely to Seller or the Subsidiary, have a Material Adverse Effect.

                  6.1.2 Additional Information. So long as Medscape is the holder of at least 3% of the Seller's issued and outstanding Ordinary Shares (on an as-converted basis), Seller will permit Medscape or any representative of Medscape to visit and inspect Seller's premises and properties, including its books and records of account, from time to time, and to discuss Seller's business, finances and accounts with Seller's officers at reasonable times during Seller's regular business hours, upon reasonable advance written notice to Seller and in a manner that will not unreasonably interfere with the normal business operations of Seller.

                  6.1.3 Confidentiality. Each Purchaser agrees that any information obtained pursuant to Sections 6.1.1 or 6.1.2 or from its representation on Seller's Board of Directors will not be disclosed without the prior written consent of Seller; provided that, in connection with periodic reports to its shareholders, each Purchaser may, without first obtaining such written consent, make general statements, not containing technical or other confidential information, regarding the nature of progress of Seller's business. Notwithstanding any provision herein to the contrary, it is hereby clarified that (a) Medscape shall not be entitled to receive pursuant to Sections 6.1.1 or
6.1.2 any information that relates to any direct or indirect competitor of Medscape; (b) Medscape shall not be entitled to receive pursuant to Sections
6.1.1 or 6.1.2 copies of, or information relating to the terms of, any agreements between Seller and any of Seller's customers; and (c) the information rights provided to Medscape in Sections 6.1.1 and 6.1.2 shall automatically terminate in the event that there is a Change of Control (as defined below) of Medscape involving a Seller Competitor (a list of Seller Competitors is provided on Schedule 6.1.3 attached hereto). As used herein, "Change of Control" means the merger or consolidation of Medscape into or with, or the acquisition of Medscape by, another entity, or the sale of all or substantially all of the shares, properties or assets of Medscape, in each case under circumstances in which the holders of a majority (by voting power) of the outstanding capital stock of Medscape immediately prior to such merger, consolidation, acquisition or sale own less than a majority (by voting power) of outstanding capital stock of Medscape or the surviving or resulting entity or acquirer, as the case may be, immediately following such merger, consolidation, acquisition or sale.

                  6.1.4 Books and Records. So long as Medscape is the holder of any Shares, Seller will keep books and records of account in which full, accurate and correct entries in all material respects will be made of all dealings and transactions in relation to the business and affairs of Seller in accordance with Israeli GAAP.

         6.2 Use of Proceeds. Seller will use the proceeds from the sale of the Shares for the purposes set forth in the Seller's Business Plan, a copy of which has been provided to the Purchasers. In addition, Seller will be responsible for paying all stamp tax incurred in connection with the issuance of the Shares.

         6.3 Budget and Operating Forecast. So long as Medscape is the holder of at least 3% of the Seller's issued and outstanding Ordinary Shares (on an as-converted basis): (a) the business of Seller shall be conducted in all material respects in accordance with an annual operating plan and budget (the "Budget") for every fiscal year of Seller. The Budget shall be prepared by Seller and shall be submitted to, at least thirty (30) days before the beginning of each fiscal year of Seller for approval by, the Board of Directors of Seller.

                  (b) Seller shall provide Medscape with a copy of its Budget for fiscal year 1999, which shall be approved by the Board of Directors of Seller within 45 days of the date hereof. So long as Medscape is the holder of at least 3% of the Seller's issued and outstanding Ordinary Shares (on an as-converted basis), Seller shall deliver to Medscape a copy of each annual Budget duly approved by the Board of Directors of Seller within 15 days of such approval.

         6.4 System of Accounting. Until the end of the Exclusivity Period (as defined in Section 6.8(c) below), the books of account and other financial and corporate records of Seller and the Subsidiary shall be maintained in accordance with good business and accounting practices and the financial condition of Seller shall be accurately reflected in the financial statements referred to in
Section 6.1.

         6.5 Compliance with Laws. Until the end of the Exclusivity Period (as defined in Section 6.8(c) below), Seller shall comply with, and cause the Subsidiary to comply with, all applicable laws, rules, regulations and orders in all material respects.

         6.6 Insurance. Until the end of the Exclusivity Period (as defined in Section 6.8(c) below), each of Seller and the Subsidiary shall maintain insurance by reputable insurers customarily obtained to cover comparable businesses and assets in amounts, scope and coverage which are consistent with prudent industry practices. Seller will obtain and keep in effect key man life insurance, naming the Company as beneficiary, with respect to Amir Kishon and Asaf Evenhaim in the amount of $1,000,000 each.

         6.7 Intellectual Property Rights. Unless otherwise decided by the Company's Board of Directors, Seller shall cause all Intellectual Property Rights, including, without limitation, technological developments, inventions, discoveries or improvements made by employees or agents of Seller and the Subsidiary to be fully documented in appropriate engineering form in accordance with the prevailing industrial professional standards, and where possible and appropriate, file and prosecute United States and foreign patent applications relating to and protecting such developments. In addition, Seller shall use its best efforts to cause all Intellectual Property Rights, including, without limitation, all technological developments, inventions, discoveries or improvements made by any employee of Seller or the Subsidiary to be owned by Seller and, where possible and appropriate, obtain legal protection for the benefit of Seller with respect to such property.

         6.8 Acquisition or Licensing Proposals. (a) Seller agrees that neither it nor the Subsidiary nor any of the officers and directors of it or the Subsidiary shall and that it shall direct and use its best efforts to cause its and the Subsidiary's representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to (i) a merger, reorganization, share exchange, consolidation or similar transaction involving any Seller Competitor (as defined below), or any purchase of, or tender offer for, 15% or more of the equity securities of it or the Subsidiary or 15% or more of its and the Subsidiary's assets (based on the fair market value thereof) taken as a whole by any Medscape Competitor (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or (ii) a licensing agreement with any Medscape Competitor with respect to its Intellectual Property Rights (any such proposal or offer being hereinafter referred to as a "Licensing Proposal"). Seller further agrees that neither it nor the Subsidiary nor any of the officers and directors of it or the Subsidiary shall, and that it shall direct and use its best efforts to cause its representatives not to, directly or indirectly, have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal or Licensing Proposal or engage in any negotiations concerning an Acquisition Proposal or Licensing Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal or Licensing Proposal. Seller agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal or Licensing Proposal. Seller also agrees that it will promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of any Acquisition Proposal or Licensing Proposal to return all confidential information heretofore furnished to such person by or on behalf of it or the Subsidiary. For the purposes of this Agreement, a "Medscape Competitor" is as defined in Schedule 6.8 attached hereto..

                  (b) Seller agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.8.

                  (c) The obligations of Seller and the Subsidiary under this
Section 6.8 shall expire on September 30, 1999; provided, however, that the obligations of Seller under this Section 6.8 shall continue until October 31, 1999, with respect to the following persons: WebMD, Healtheon and InteliHeatlh. The period through October 31, 1999 shall be called the "Exclusivity Period".

                  6.9 Warrants and Option. Seller hereby undertakes to use its best efforts to ensure that, by Closing, or as soon as practicable thereafter, all outstanding warrants and options to purchase shares of the Company as at the date of Closing shall be evidenced by agreements executed in writing.

7. EXERCISE OF PRE-EMPTION RIGHTS

                  7.1 Pre-emption Rights. It is hereby clarified that the Shares issued hereunder to those Purchasers other than Medscape, are issued pursuant to, and in full satisfaction of, their rights of pre-emption with respect to the issuance of the Shares to Medscape and such Purchasers hereby waive any further rights of pre-emption with respect to such issuance to Medscape that they may have.

8. MISCELLANEOUS

         8.1 Expenses. Each party will pay all of its own expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

         8.2 Further Assurance. Purchasers and Seller covenant and agree to take any and all such further action and to execute, acknowledge and deliver such instruments, documents and agreements as the other party hereto may reasonably request to effectuate, consummate or confirm the transactions contemplated hereby.

         8.3 Amendment and Waiver. This Agreement may be amended only in a writing signed by the parties hereto. Any provision of this Agreement may be waived by the party entitled to the benefit thereof only in a writing executed by the party against whom such waiver is sought to be enforced. No waiver shall be deemed a waiver of any other provision of this Agreement, and no waiver of a breach hereunder shall be deemed a waiver of any other or subsequent breach of this Agreement.

         8.4 Notice. All notices, demands and other communications to be given or delivered hereunder shall be in writing and will be deemed to have been given if personally delivered, sent by overnight courier or telecopied (in each such case delivery will be effective upon receipt) or mailed by certified mail, postage prepaid, return receipt requested (delivery will be effective three days after the date of mailing) to the addresses indicated below or to such other addresses as the parties may specify on notice as herein provided:


                  If to Medscape:

                           Medscape, Inc.
                           134 West 29th Street
                           New York, New York  10001-5399
                           Attention:  Mr. Paul Sheils
                                       President and Chief Operating Officer
                           Telecopier: (212) 760-3140


                  With a copies to:

                           Patterson, Belknap, Webb & Tyler LLP
                           1133 Avenue of the Americas
                           New York, New York  10036
                           Attention:  Jeffrey E. LaGueux, Esq.
                           Telecopier:  (212) 336-2222

                  and
                           Yigal Arnon & Co.
                           22 Rivlin Street
                           Jerusalem, Israel
                           Attention: Barry Levenfeld, Esq.
                           Telecopier: (972-2) 623-9236

                  If to Seller:

                           Softwatch Ltd.
                           1 Ta'as Street

                           Ramat Gan, Israel
                           Attention:  Amir Kishon
                           Telecopier:  (972-3) 751-1732

                  With a copy to:

                           Goldfarb, Levy, Eran & Co.
                           Eliahu House
                           2 Ibn Gvirol Street
                           Tel Aviv 64077, Israel
                           Attention:  Barak S. Platt
                           Telecopier:  (972-3) 695-4344

                  If to Minols, Ltd:

                           Minols Ltd.
                           84 Moraia Blvd.
                           PO Box 7360
                           Haifa, 31072, Israel
                           Attention: Edwin Slonim


                  If to A. Heifetz:

                           A. Heifetz
                           22 Kanfei Nesharim
                           Jerusalem 95464
                           Attention: A Heifetz



                  If to Kraft Group LLC:

                           Kraft Group LLC
                           One Boston Place, 34th Floor
                           Boston, Massachusetts, 02108
                           Attention: Robert K. Kraft/Jonathan A. Kraft

         With a copy to:

                           Binham Dana LLP
                           150 Federal Street
                           Boston, Massachusetts, 02101
                           Attention:  David L. Engel Esq./
                                       Jonathan K. Bernstein Esq.


         8.5 Binding Agreement; Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No Purchaser will be entitled to assign any of its rights and obligations hereunder to any third party without the prior written consent of Seller which may be granted or withheld in the sole and absolute discretion of Seller.

         8.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         8.7 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement and all provisions of this Agreement will be enforced and construed as if no captions had been used in this Agreement.

         8.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which need not contain signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. Signatures may be exchanged by telecopy, with original signatures to follow. Each party to this Agreement agrees that it will be bound by its own telecopied signature and that it accepts the telecopied signatures of the other party to this Agreement.

         8.9 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Israel, without reference to the choice of law provisions thereof.

                [Remainder of the page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Preferred Share Purchase Agreement to be executed and delivered on their behalf as of the day and year first above written.




SOFTWATCH LTD.                          MEDSCAPE, INC.

by: /s/ Amir Kishon                     by:   /s/ Paul T. Sheils
    ---------------------                     ---------------------
name  : Amir Kishon                     name:     Paul T. Sheils
       ------------------                     ---------------------
title:  CEO and President               title:    President and CEO
       ------------------                     ---------------------



KRAFT GROUP LLC                         MINOLS LTD.


by: /s/ Robert Kraft                    by:   /s/ S. Slonim
    ---------------------                     ---------------------
name:   Robert Kraft                    name:     S. Slonim
       ------------------                     ---------------------
title:                                  title:    CEO
       ------------------                     ---------------------

/s/ A. Heifetz
-------------------------
    A. HEIFETZ

                             Exhibits and Schedules



Exhibit A                         Restated Articles

Exhibit B                         No Sale Undertaking

Exhibit C                         License Agreement

Exhibit D                         Opinion of Counsel

Exhibit E                         Registration Rights Agreement

Schedule 1 The Purchasers and Number of Shares Purchased by Each

Schedule 2.3.1                    Bring Down Certificate

Schedule 2.3.3                    Board of Directors Resolution

Schedule 2.3.4                    Shareholders Resolution

Schedule 2.3.10                   Healthcourt Letter

Schedule 3.3                      Capitalization

Schedule 3.10                     Agreements

Schedule 3.13                     Intellectual Property

Schedule 3.19                     Related Party Transactions

Schedule 3.21                     Insurance

Schedule 3.22                     Information Technology

Schedule 3.23                     Contracts

Schedule 3.24                     Employees

Schedule 6.1.3                    Seller Competitors

Schedule 6.8                      Medscape Competitors

                           SCHEDULE 1: THE PURCHASERS



NAME                              PURCHASE PRICE FOR PREFERRED SHARES        SERIES A PREFERRED SHARES
----                              -----------------------------------        -------------------------
Medscape, Inc.                     $2,999,954                                1,040,170

Kraft Group LLC                    $  122,998                                   42,647

Minols Ltd.                        $    5,998                                    2,080

A. Heifetz                         $    1,799                                      624

                             Exhibits and Schedules


Exhibit A                Restated Articles
Exhibit B                No Sale Undertaking
Exhibit C                License Agreement
Exhibit D                Opinion of Counsel
Exhibit E                Registration Rights Agreement
Schedule 1               The Purchasers and Number of Shares Purchased by Each
Schedule 2.3.1           Bring Down Certificate
Schedule 2.3.3           Board of Directors Resolution
Schedule 2.3.4           Shareholders Resolution
Schedule 2.3.10          Healthcourt Letter
Schedule 3.3             Capitalization
Schedule 3.10            Agreements
Schedule 3.13            Intellectual Property
Schedule 3.19            Related Party Transactions
Schedule 3.21            Insurance
Schedule 3.22            Information Technology
Schedule 3.23            Contracts
Schedule 3.24            Employees
Schedule 6.1.3           Seller Competitors
Schedule 6.8             Medscape Competitors

                             THE COMPANIES ORDINANCE

                           A COMPANY LIMITED BY SHARES

                             ARTICLES OF ASSOCIATION

                                       OF

                                 SOFTWATCH LTD.


                                   PRELIMINARY

1.       Second Schedule Excluded

         The regulations contained in the second schedule to the Company's Ordinance (New Version) 5743-1983 (the "Companies Ordinance") shall not apply to the Company.

2.       Interpretation

         (a) Unless the subject or the context otherwise requires: words and expressions defined in the Companies Ordinance in force on the date when these Articles or any amendment thereto, as the case may be, first became effective shall have the same meanings herein; words and expressions importing the singular shall include the plural and vice versa; words and expressions importing the masculine gender shall include the feminine gender; and words and expressions importing persons shall include bodies corporate.

         (b) The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction of any provision hereof.

3.       Private Company

         The Company is a private company, and accordingly:

         (a) the number of members for the time being of the Company (exclusive of persons who are in the employment of the Company and of persons who having been formerly in the employment of the Company were, while in such employment, and have continued after termination of such employment to be, members of the Company), shall not exceed fifty (50), but where two or more persons jointly own one or more shares in the Company, they shall, for the purposes of this Article, be treated as a single member;

         (b) any invitation to the public to subscribe for any shares or debentures or debenture stock of the Company is hereby prohibited; and

         (c) the right to transfer shares in the Company shall be restricted as hereinafter provided.

                                  SHARE CAPITAL

4.       Share Capital

         The share capital of the Company is One Hundred Twenty Thousand New Israeli Shekels (NIS 120,000) divided into 10,914,479 (ten million nine hundred fourteen thousand four hundred seventy nine) Ordinary Shares of a nominal value of One Agora (NIS 0.01) each ("Ordinary Shares") and 1,085,521 (one million eighty five thousand five hundred twenty one) Series A Preferred Shares of a nominal value of One Agora (NIS 0.01) each ("Preferred Shares"). The Preferred Shares shall have the rights, preference, privileges and restrictions granted to and imposed on Preferred Shares as may be specifically indicated herein and/or as the context may so reasonably require. The Ordinary Shares shall have all residual rights not specifically associated with the Preferred Shares.

5.       The Preferred Shares

         5.1 Dividend Provisions. The holders of Preferred Shares shall be entitled to receive dividends, in respect of their holdings on an as-converted basis as of the record date for such distribution.

         5.2      Liquidation Preference

                  5.2.1 In the event of (i) any dissolution of the Company, followed by the liquidation and winding up of the Company, (ii) any liquidation or winding up of the Company as a result of any bankruptcy, reorganization or similar proceedings, (iii) any foreclosure by creditors of substantially all of the assets of, or equity interests in the Company, or (iv) any deemed liquidation, dissolution or winding up of the Company pursuant to subarticle 5.2.4, the holders of Preferred Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Ordinary Shares by reason of their ownership thereof, an amount per share in US dollars equal to the greater of: (i) the amount paid or credited as paid for the purchase of such Preferred Share (the "Original Issue Price"), plus all declared but unpaid dividends; or (ii) the amount which would be received if the Preferred Share was converted into an Ordinary Share (the "Series A Liquidation Preference").

                  5.2.2 If the assets and funds distributed to the holders of the Preferred Shares shall be insufficient to permit payment to such holders of the full Series A Liquidation Preference, then the entire assets or property of the Company legally available for distribution shall be distributed ratably to the holders of the Preferred Shares in proportion to the aggregate Series A Liquidation Preference.

                  5.2.3 After payment to the holders of the Preferred Shares in the amounts set forth in subarticle 5.2.1, the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed among the holders of Ordinary Shares in proportion to the Ordinary Shares then held by them.

                  5.2.4 For purposes of subarticle 5.2.1, in the event of any merger of the Company or sale of all or substantially all of the assets or shares of the Company other than any such transaction following which the shareholders of the Company retain by virtue of their share ownership in the Company a majority equity interest in the surviving or successor corporation, the holders of a majority of the Preferred Shares then outstanding shall have the right to determine whether such transaction will be treated as a liquidation event pursuant to Sub-article 5.2.1.

         5.3 Conversion. The holders of the Preferred Shares shall have conversion rights as follows (the "Conversion Rights"):

                  5.3.1    Right to Convert; Automatic Conversion

                           5.3.1.1  Subject to subarticle 5.3.3, each Preferred
Share shall be convertible, at the option of the holder of such share, at any time after the date of issuance of such share, into such number of fully paid and nonassessable Ordinary Shares of the Company as is determined by dividing the applicable Original Issue Price for such share by the Conversion Price at the time in effect for such share. The initial Conversion Price per Preferred Share shall be the Original Issue Price, or US$2.8841, provided, however, that the Conversion Prices for the Preferred Shares shall be subject to adjustment as set forth in subarticles 5.3.3 and 5.3.4.

                           5.3.1.2  Each Preferred Share shall automatically be
converted into Ordinary Shares at the Conversion Price at the time in effect for such Preferred Share (i) immediately prior to the consummation of the Company's sale of its Ordinary Shares to the public in an underwritten public offering in which (A) the proceeds to the Company are not less than US$10 million (net of underwriting discounts) and (B) the offering price to the public (prior to underwriting commissions and expenses) is at least three times the Original Issue Price per share (subject to adjustment for share splits, share dividends, reclassifications and like events) (a "Qualified IPO") or (ii) upon the affirmative vote of seventy-five percent (75%) of the outstanding Preferred Shares.

                  5.3.2 Mechanics of Conversion. Before any holder of Preferred Shares shall be entitled to convert the same into Ordinary Shares the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Shares, and shall give written notice by registered mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names of any nominee for such holder in which the certificate or certificates for shares of Ordinary Shares are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Preferred

Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date. If the conversion is in connection with an underwritten public offering of securities, the conversion may, at the option of any holder tendering Preferred Shares for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Ordinary Shares issuable upon such conversion of the Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such sale of securities.

                  5.3.3 Conversion Price Adjustments of Preferred Shares. The Conversion Price of the Preferred Shares shall be subject to adjustment from time to time as follows:

                           5.3.3.1  Adjustment of Conversion Price Upon Issuance
of Additional Ordinary Shares. Upon each bona fide issuance by the Company of any Additional Ordinary Shares (including Additional Ordinary Shares deemed to be issued pursuant to subarticle 5.3.3.1.5) at a price per share less than the Conversion Price, the Conversion Price of the Preferred Shares will be reduced to an amount equal to the existing Conversion Price multiplied by a fraction (i) the numerator of which is the sum of (A) the total number of shares of Ordinary Shares outstanding (on a fully-diluted basis after giving effect to all options and warrants to purchase Ordinary Shares and assuming the conversion into Ordinary Shares of all Preferred Shares or convertible securities) plus (B) the number of Additional Ordinary Shares that can be purchased at the existing Conversion Price for the total consideration received for the issuance of Additional Ordinary Shares and (ii) the denominator of which is the number of outstanding Ordinary Shares on a fully diluted basis and on an as converted basis, plus the number of Additional Ordinary Shares issued in the new issuance.

                  The formula can be expressed algebraically as follows:

                  P' = P x N + np/P
                           --------
                             N + n

                  where:

                  N = Number of Ordinary Shares outstanding prior to the dilutive issuance of shares (on a fully-diluted basis after giving effect to all options and warrants to purchase Ordinary Shares and assuming the conversion into Ordinary Shares of all Preferred Shares or convertible securities)

                  P = Conversion Price of the Preferred Shares prior to the dilutive issuance

                  P'= New Conversion Price of the Preferred Shares after the dilutive issuance

                  n= Number of Additional Ordinary Shares issued in the dilutive issuance

                  p= Price per share in the dilutive issuance

                                    5.3.3.1.2 No adjustments of the Conversion
Price for the Preferred Shares shall be made in an amount less than one cent per share provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to 3 years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of 3 years from the date of the event giving rise to the adjustment being carried forward. No adjustment of such Conversion Price pursuant to subarticles
5.3.3.1.1 through 5.3.3.1.6 shall be made if it has the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                                    5.3.3.1.3 In the case of the issuance of
Additional Ordinary Shares for cash, the consideration shall be deemed to be the amount of cash received therefor after giving effect to any discounts or commissions, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

                                    5.3.3.1.4 In the case of the issuance of
Additional Ordinary Shares for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined (in good faith) by the Board of Directors.

                                    5.3.3.1.5 In the case of the issuance of
warrants or options to purchase or rights to subscribe for Additional Ordinary Shares, or securities by their terms convertible into or exchangeable for Additional Ordinary Shares or options or warrants to purchase or rights to subscribe for such convertible or exchangeable securities, the aggregate maximum number of Additional Ordinary Shares deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation the passage of time, but without taking into account potential antidilution adjustments) of such options or warrants to purchase or rights to subscribe for Additional Ordinary Shares or upon conversion or an exchange of such convertible or exchangeable securities shall be deemed to have been issued at the time full consideration for such options or warrants to purchase or securities by their terms convertible into or exchangeable for or rights to subscribe for Additional Ordinary Shares have been paid for at a consideration equal to the consideration (determined in the manner provided in subarticles 5.3.3.1.3 and 5.3.3.1.4), if any, received by the Company upon the issuance of such options, warrants or rights or securities plus any additional consideration payable to the Company pursuant to the term of such options or rights or securities (without taking into account potential antidilution adjustments) for the Additional Ordinary Shares covered thereby.

                                    5.3.3.1.6 For purposes of subarticle 5.3.3.1
hereof, the consideration for any Additional Ordinary Shares shall be taken into account at the U.S. dollar equivalent thereof, on the day such Additional Ordinary Shares are issued or deemed to be issued pursuant to subarticle 5.3.3.1.5.

                           5.3.3.2  "Additional Ordinary Shares" shall mean
shares of any class issued (or deemed to have been issued pursuant to subarticle_5.3.3.1.5) by the Company other than:

                                    5.3.3.2.1 Ordinary Shares issued pursuant to
a transaction described in subarticles 5.3.3.3, 5.3.3.4, 5.3.3.5, 5.3.4 or 5.3.5 hereof;

                                    5.3.3.2.2 Ordinary Shares or any other
securities pursuant to a share option or other incentive plan or as part of a compensation arrangement to an officer, employee, director or consultant approved by the Board of Directors;

                                    5.3.3.2.3 Ordinary Shares issued on
conversion of Preferred Shares;

                                    5.3.3.2.4 Ordinary Shares issued in the
Company's Qualified IPO;

                                    5.3.3.2.5 Ordinary Shares issued pursuant to
a merger or acquisition that is approved by the Board of Directors.

                           5.3.3.3  Adjustment of Conversion Price Upon
Subdivision or Combination of Ordinary Shares. If the Company shall subdivide or combine its Ordinary Shares, the Conversion Price shall be proportionately reduced, in case of subdivision of shares, as at the effective date of such subdivision, or if the Company shall fix a record date for the purpose of so subdividing, as at such record date, whichever is earlier, or shall be proportionately increased, in the case of combination of shares, as at the effective date of such combination or, if the Company shall fix a record date for the purpose of so combining, as at such record date, whichever is earlier.

                           5.3.3.4  Adjustment of Conversion Price Upon Share
Dividend Declaration. If the Company at any time shall pay a dividend payable in additional Ordinary Shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional Ordinary Shares (hereinafter referred to as "Ordinary Share Equivalents"), then the Conversion Price shall be adjusted as at the date the Company shall fix as the record date for the purpose of receiving such dividend (or if no such record date is fixed, as at the date of such payment), to that price determined by multiplying the Conversion Price in effect immediately prior to such record date (or if no such record date is fixed then immediately prior to such payment) by a fraction, (a) the numerator of which shall be the total number of Ordinary Shares outstanding and those issuable with respect to such Ordinary Share Equivalents being determined from time to time in the manner provided for deemed issuance in subarticle 5.3.3.1.5) immediately prior to such dividend, and (b) the denominator of which shall be the total number of Ordinary Shares outstanding and those issuable with respect to such Ordinary Share Equivalents (determined as aforesaid) immediately after such dividend (plus, in the event that the Company paid cash for fractional shares, the number of additional shares which would have been outstanding had the Company issued fractional shares in connection with such dividend).

                           5.3.3.5  If the Company at any time shall make a
distribution of its assets to
the holders of its Ordinary Shares as a dividend in liquidation or partial liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for dividends, the holders of Preferred Shares shall, upon exercise of the Conversion Rights, be entitled to receive, in addition to the number of Ordinary Shares receivable thereupon, and without payment of any additional consideration therefor, a sum equal to the amount of such assets as would have been payable to such holder as owner of that number of Ordinary Shares of the Company receivable by exercise of the Conversion Rights had such holder been the holder of record of such Ordinary Shares on the record date for such distribution; and an appropriate provision therefor shall be made a part of any such distribution. Notwithstanding the foregoing, this subarticle 5.3.3.5 shall not apply where an equivalent distribution is declared for the benefit of the Preferred Shares (calculated on the basis of the number of Ordinary Shares into which such Preferred Shares could then be converted) at the same time as the dividend is declared for the Ordinary Shares.

                  5.3.4 Other Distributions. In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options, warrants or rights not referred to in subarticle 5.3.3.3 then, in each such case for the purpose of this subarticle 5.3.4, the holders of the Preferred Shares shall be entitled to receive such distribution in respect of their holdings, on an as-converted basis as of the record date for such distribution.

                  5.3.5 Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Ordinary Shares (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Article or Article 5.4), provision shall be made so that the holders of the Preferred Shares shall thereafter be entitled to receive upon conversion of the Preferred Shares the number of Ordinary Shares or other securities or property of the Company or otherwise, to which a holder of Ordinary Shares deliverable upon conversion would have been entitled immediately prior to such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article with respect to the rights of the holders of the Preferred Shares after the recapitalization to the end that the provisions of this Article (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Shares) shall be applicable after that event as nearly equivalent as may be practicable.

                  5.3.6 No Impairment. The Company will not, by amendment of its Articles of Association or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Shares against impairment.

                  5.3.7    No Fractional Shares and Certificate as to
Adjustments.

                           5.3.7.1  No fractional shares shall be issued upon
conversion of the Preferred Shares, and the aggregate number of Ordinary Shares to be issued of to each converting holder shall be rounded to the nearest whole share.

                           5.3.7.2  Upon the occurrence of each adjustment or
readjustment of the Conversion Price of Preferred Shares pursuant to this
Article 5, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Shares a certificate setting forth each adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Preferred Share.

                  5.3.8 Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (including a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Preferred Shares, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                  5.3.9 Notices. Any notice required by the provisions of this Article 5 to be given to the holders of Preferred Shares shall be deemed given 10 business days after being deposited in the Israeli mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Company; provided that, in the case of shareholders located outside of Israel, such notice shall be sent by airmail or by telex or telecopier or other rapid form of written communication, and confirmation of such notice shall be sent by airmail.

         5.4      Reclassification

                  5.4.1    In case of any reclassification or change of

outstanding securities issuable upon exercise of the Conversion Rights (other than a change in nominal value, or as a result of a subdivision or combination), the Company shall, without payment of any additional consideration therefor, issue to the holders of Preferred Shares new Preferred Shares, as applicable, with the same respective rights, preferences, privileges and restrictions granted to and imposed on the Preferred Shares in these Articles but providing that the holder of the new Preferred Shares shall have the right to exercise the conversion rights granted by such new Preferred Shares and procure upon such exercise of such conversion rights, in lieu of each Ordinary Share theretofore issuable upon exercise of the Conversion Rights of the Preferred Shares, the kind and amount of shares of stock, other securities, money and assets receivable upon such reclassification or change by a holder of one Ordinary Share issuable upon exercise of the Conversion Rights had they been exercised immediately prior to such reclassification or change. The provisions of this subarticle 5.4.1 shall similarly apply to successive reclassifications and changes.

                  5.4.2 The Company shall give each holder of record of Preferred Shares written notice of such impending transaction not later than twenty-one (21) days prior to the shareholders' meeting called to approve such transaction, or twenty-one (21) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Article 5.4, and the Company shall thereafter give such holders prompt notice of any material changes.

                  5.4.3 The provisions of this Article 5.4 are in addition to the provisions of Article 5.3 and the protective provisions of Article 5.6 hereof. Nothing in this Article 5.4 shall prevent the holders of the Preferred Shares from exercising the rights to convert the Preferred Shares into Ordinary Shares prior to the conclusion of a transaction contemplated herein.

         5.5 Voting Rights. The holder of each share of the Preferred Shares shall have the right to one vote for each share of Ordinary Shares into which such Preferred Shares could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Ordinary Shares, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the Articles of Association of the Company, and shall be entitled to vote, together with holders of Ordinary Shares, with respect to any question upon which holders of Ordinary Shares have the right to vote.

         5.6      Specific Voting Provisions

                  5.6.1 Notwithstanding any other provision of these Articles to the contrary, any action or resolution of the Company's general meeting, or of the Company's Board of Directors or any committee thereof, as applicable, regarding any of the following issues shall require the consent of Medscape, Inc., a Delaware corporation ("Medscape") and, in addition and if applicable, the consent of a Director appointed by Medscape as well. The consent of Medscape and/or a Director appointed by Medscape as set forth above shall be required (i) with respect to sub-articles (b), (c), and (e) below, until the earlier of (x) the closing of a Qualified IPO, and (y) Medscape ceasing to hold at least 7% of the issued and outstanding share capital of the Company (on an as converted basis); and (ii) with respect to sub-articles (a), (d) and (f) through (i) below, until October 31, 1999 (the "Exclusivity Period"):

                           (a)      any increase in the number of authorized
share capital of the Company;

                           (b)      authorization, creation or issue of any
shares of any class or series of shares or any other securities convertible into equity securities of the Company, or reclassification of any existing shares to equity securities or any of the securities convertible into equity securities, with a liquidation priority superior to the Preferred Shares;

                           (c)      declaration or payment of any dividends on
the Company's Ordinary Shares without making a similar payment with respect to the Company's Preferred Shares;

                           (d)      the entering into of a transaction that
would occasion the sale of all or substantially all of the Company's assets or the acquisition of the Company by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of the Company for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary, unless the shareholders of the Company hold at least 50% of the voting power of the surviving corporation in such a transaction.

                           (e)      amendment of the Memorandum of Association
or Articles of Association of the Company in a manner that adversely affects the rights attached only to the Preferred Shares (as compared to the rights of other classes of shares);

                           (f)      guaranty by the Company of any material
obligation of any third party except in the ordinary course of business;

                           (g)      creation of a mortgage, pledge or security
interest in, or the granting of consent to any affiliate for the creation of a mortgage, pledge or security interest in, all or substantially all of the assets of the Company or of any affiliate, as the case may be;

                           (h)      (i) any material change to the compensation
of management personnel of the Company from that being provided as of [Closing Date]; and (ii) where the aggregate compensation to be provided to all management personnel is to be in excess of an annual amount of $1,500,000; or

                           (i)      establishment of a committee of the Board of
Directors or establishment of the board of directors of a subsidiary without a representative of the holders of the Preferred Shares.

5A.      Increase of Share Capital

         (a) Subject to the provisions of Article 5.6, the Company may, from time to time, by Special Resolution, whether or not all the shares then authorized have been issued, and whether or not all the shares theretofore issued have been called up for payment, increase its share capital by the creation of new shares. Any such increase shall be in such amount and shall be divided into share of such nominal amounts, and such shares shall confer such rights and preferences, and shall be subject to such restrictions, as such Special Resolution shall provide.

         (b) Except to the extent otherwise provided in such Special Resolution, such new shares shall be subject to all the provisions applicable to the shares of the original capital.

6.       Special Rights; Modifications of Rights

         (a) Subject to the provisions of the Memorandum of Association of the Company, and without prejudice to any special rights previously conferred upon the holders of existing shares in the Company, the Company may, from time to time, by Special Resolution, provide for shares with such preferred or deferred rights or rights of redemption or other special rights and/or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in such Special Resolution.

         (b)      (i)      If at any time the share capital is divided into
different classes of shares, the rights attached to any class, unless otherwise provided by these Articles, may be modified or abrogated by the Company, by Special Resolution, subject to the consent in writing of the holders of seventy-five per cent (75%) of the issued shares of such class or the sanction of a Special Resolution passed at a separate General Meeting of the holders of the shares of such class.

                  (ii) The provisions of these Articles relating to General Meetings shall, mutatis mutandis, apply to any separate General Meeting of the holders of the shares of a particular class, provided, however, that the requisite quorum at any such separate General Meeting shall be one or more members present in person or proxy and holding not less than seventy-five per cent (75%) of the issued shares of such class.

                  (iii) Unless otherwise provided by these Articles, the enlargement of an existing class of shares, or the issuance of additional shares thereof, shall not be deemed, for purposes of this Article 6(b), to modify or abrogate the rights attached to the previously issued shares of such class or of any other class.

7.       Consolidation, Subdivision, Cancellation and Reduction of Share Capital

         (a) Subject to Article 5.6, the Company may, from time to time, by Special Resolution (subject, however, to the provisions of Article 6(b) hereof and to applicable law):

                  (i) consolidate and divide all or any of its issued or unissued share capital into shares of larger nominal value than its existing shares,

                  (ii) subdivide its shares (issued or unissued) or any of them, into shares of smaller nominal value than is fixed by the Memorandum of Association (subject, however, to the provisions of the Companies Ordinance), and the resolution whereby any share is subdivided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, as compared with the others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company has power to attach to unissued or new shares.

                  (iii) cancel any shares which, at the date of the adoption of such Special Resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled, or

                  (iv) reduce its share capital in any manner, and with and subject to any incident authorized, and consent required, by law.

         (b) With respect to any consolidation of issued shares into shares of larger nominal value, and with respect to any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto, as it deems fit, including, inter alia, resort to one or more of the following actions:

                  (i) determine, as to the holder of shares so consolidated, which issued shares shall be consolidated into each share of larger nominal value;

                  (ii) allot, in contemplation of or subsequent to such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

                  (iii) redeem, in the case of redeemable preference shares, and subject to applicable law, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

                  (iv) cause the transfer of fractional shares by certain shareholders of the Company to other shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees to pay the transferors the fair value of fractional shares so transferred, and the Board of Directors is hereby authorized to act as agent for the transferors and transferees with power of substitution for purposes of implementing the provisions of this sub-Article 7(b)(iv).


                                     SHARES

8.       Issuance of Share Certificates; Replacement of Lost Certificates

         (a) Share certificates shall be issued under the seal of the rubber stamp of the Company and shall bear the signatures of two Directors (or if there be only one Director, the signature of such Director), or of any other person or persons authorized thereto by the Board of Directors.

         (b) Each member shall be entitled to one numbered certificate for all the shares of any class registered in his name, and if the Board of Directors so approves, to several certificates, each for one or more of such shares. Each certificate may specify the serial numbers of the shares represented thereby and may also specify the amount paid up thereon.

         (c) A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Registrar of Members in respect of such co-ownership.

         (d) If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors may think fit.

9.       Registered Holder

         Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be bound to recognize any equitable or other claim to, or interest in such share on the part of any other person.

10.      Allotment of Shares

         (a) The unissued shares from time to time shall be under the control of the Board of Directors, who shall have the power to allot, subject to any agreement of the Company, shares or otherwise dispose of them to such persons, on such terms and conditions (including inter alia terms relating to calls as set forth in Article 12(f) hereof), and either at nominal value or at a premium, or, subject to the provisions of the Companies Ordinance, at a discount, and at such times, as the Board of Directors may think fit, and the power to give to any person the option to acquire from the Company any shares, either at par or at a premium, or, subject as aforesaid, at a discount, during such time and for such consideration as the Board of Directors may think fit.

         (b) Notwithstanding the provisions of Article 10(a), the Company will not, prior to the closing of a Qualified IPO, issue any Ordinary Shares, any rights to subscribe for or to purchase, or any options or warrants for the purchase of, Ordinary Shares or any other shares or other securities convertible into or exchangeable for Ordinary Shares or any Ordinary Shares issued upon exercise thereof (in each case, a "Ordinary Share Equivalent") for a purchase price of $2.8841 or more per Ordinary Share (appropriately adjusted for any subsequent change in the capitalization of the Company effectuated after the date hereof) without first complying with the provisions of this Article 10(b). The Company grants to each holder of Preferred Shares, to Kraft Group LLC and to the HiTec Investors Group (collectively, the "Designated Shareholders") the preemptive right to purchase its pro rata portion of any Ordinary Shares or Ordinary Share Equivalents that the Company may, from time to time, propose to sell or issue. In the event that the Company proposes to issue or sell any additional Ordinary Shares or Ordinary Share Equivalents, it shall give each of the Designated Shareholders written notice of its intention, describing the price and terms upon which the Company proposes to issue or sell such Ordinary Shares or Ordinary Share Equivalents. Each Designated Shareholder shall have thirty (30) days from the date of receipt of any such notice to elect to purchase up to its pro rata share of the Ordinary Shares or Ordinary Share Equivalents, as the case may be, being issued or sold for the price and upon the terms specified in the notice from the Company by giving written notice (a "Preemptive Rights Notice") to the Company and stating therein the quantity of Ordinary Shares or Ordinary Share Equivalents to be purchased by such Designated Shareholder. The closing for any purchase by a Designated Shareholder pursuant to this
Article 10(b) shall occur within thirty (30) days from the date of the receipt by the Company of the Preemptive Rights Notice at a place and time chosen by the Designated Shareholder. At such closing the Designated Shareholder will deliver the purchase price to the Company and the Company will issue and deliver the certificate(s) representing the Ordinary Shares or Ordinary Share Equivalents, as the case may be, to be issued to such Designated Shareholder. Notwithstanding the foregoing, the aforesaid rights of the Designated Shareholders shall not apply to Ordinary Shares and Ordinary Share Equivalents issued or issuable: (i) upon conversion of Preferred Shares; (ii) granted to employees, consultants, or directors pursuant to stock option, stock grant, stock purchase, or similar plans and arrangements approved by the Board of Directors; (iii) as a dividend or other distribution; (iv) in a merger or acquisition that is approved by the Board of Directors; or (v) upon exercise or conversion of securities with respect to which the Designated Shareholders previously had an opportunity to exercise the pre-emptive right pursuant to this Article 10(b).

11.      Payment in Installments

         If by the terms of allotment of any share, the whole or any part of the price thereof shall be payable in installments, every such installment shall, when due, be paid to the Company by the then registered holder(s) of the share of the person(s) entitled thereto.

12.      Calls on Shares

         (a) The Board of Directors may, from time to time, make such calls as it may think fit upon members in respect of any sum unpaid in respect of shares held by such members which is not, by the terms of allotment thereof or otherwise, payable at a fixed time, and each member shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board of Directors, as any such time(s) may be thereafter extended and/or such person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board of Directors (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all shares in respect of which such call was made.

         (b) Notice of any call shall be given in writing to the member(s) in question not less than fourteen (14) days prior to the time of payment, specifying the time and place of payment, and designating the person to whom such payment shall be made, provided, however, that before the time for any such payment, the Board of Directors may, by notice in writing to such member(s), revoke such call in whole or in part, extend such time, or alter such person and/or place. In the event of a call payable in installments, only one notice thereof need be given.

         (c) If, by the terms of allotment of any share or otherwise, any amount is made payable at any fixed time, every such amount shall be payable at such time as if it were a call duly made by the Board of Directors and of which due notice had been given, and all the provisions herein contained with respect to such calls shall apply to each such amount.

         (d) The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof and all interest payable thereon.

         (e) Any amount unpaid in respect of a call shall bear interest from the date on which it is payable until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and at such time(s) as the Board of Directors may prescribe.

         (f) Upon the allotment of shares, the Board of Directors may provide for differences among the allottees of such shares as to the amount of calls and/or the times of payment thereof.

13.      Prepayment

         With the approval of the Board of Directors, any member may pay to the Company any amount not yet payable in respect of his shares, and the Board of Directors may approve the payment of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the Board of Directors. The Board of Directors may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty. Nothing in this Article 13 shall derogate from the right of the Board of Directors to make any call before or after receipt by the Company of any such advance.

14.      Forfeiture and Surrender

         (a) If any member fails to pay any amount payable in respect of a call, or interest thereon as provided for herein, on or before the day fixed for payment of the same, the Company, by resolution of the Board of Directors, may at any time thereafter, so long as the said amount or interest remains unpaid, forfeit all or any of the shares in respect of which said call had been made. Any expense incurred by the Company in attempting to collect any such amount or interest, including, inter alia, attorneys' fees and costs of suit, shall be added to, and shall, for all purposes (including the accrual of interest thereon), constitute a part of the amount payable to the Company in respect of such call.

         (b) Upon the adoption of a resolution of forfeiture, the Board of Directors shall cause notice thereof to be given to such member, which notice shall state that, in the event of the failure to pay the entire amount so payable within a period stipulated in the notice (which period shall not be less than fourteen (14) days and which may be extended by the Board of Directors), such shares shall be ipso facto forfeited, provided, however, that, prior to the expiration of such period, the Board of Directors may nullify such resolution of forfeiture, but no such nullification shall estop the Board of Directors from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.

         (c) Whenever shares are forfeited as herein provided, all dividends theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited at the same time.

         (d) The Company, by resolution of the Board of Directors, may accept the voluntary surrender of any share.

         (e) Any share forfeited or surrendered as provided herein shall become the property of the Company, and the same, subject to the provisions of these Articles, may be sold, re-allotted or otherwise disposed of as the Board of Directors thinks fit.

         (f) Any member whose shares have been forfeited or surrendered shall cease to be a member in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 12(e) above, and the Board of Directors, in its discretion, may enforce the payment of such moneys, or any part thereof, but shall not be under any obligation to do so. In the event of such forfeiture or surrender, the Company, by resolution of the Board of Directors, may accelerate the date(s) of payment of any or all amounts then owing by the member in question (but not yet due) in respect of all shares owned by such member, solely or jointly with another, and in respect of any other matter or transaction whatsoever.

         (g) The Board of Directors may at any time, before any share so forfeited or surrendered shall have been sold, re-allotted or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it thinks fit, but no such nullification shall estop the Board of Directors from re-exercising its powers of forfeiture pursuant to this Article 14.

15.      Intentionally omitted.

16.      Sale after Forfeiture or Surrender or in Enforcement of Lien

         Upon any sale of shares after forfeiture or surrender or for enforcing a lien, the Board of Directors may appoint some person to execute an instrument of transfer of the shares so sold and cause the purchaser's name to be entered in the Register of Members in respect of such shares, and the purchaser shall not be bound to see to the regularity of the proceedings, or to the application of the purchase money, and after his name has been entered in the Register of Members in respect of such shares, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

17.      Redeemable Shares

         The Company may, subject to applicable law, issue redeemable shares and redeem the same.

18.      Conversion of Shares into Stock

         (a) The Board of Directors may, with the sanction of the members previously given by Special Resolution, convert any paid-up shares into stock, and may, with like sanction, reconvert any stock into paid-up shares of any denomination.

         (b) The holders of stock may transfer the same, or any part thereof, in the same manner and subject to the same regulations, as the shares from which the stock arose might have been transferred prior to conversion, or as near thereto as circumstances admit, provided, however, that the Board of Directors may from time to time fix the minimum amount of stock so transferable, and restrict or forbid the transfer of fractions of such minimum, but the minimum shall not exceed the nominal value of each of the shares from which such stock arose.

         (c) The holders of stock shall, in accordance with the amount of stock held by them, have the same rights and privileges as regards dividends, voting at meetings of the Company and other matters as if they held the shares from which such stock arose, but no such right or privilege, except participation in the dividends and profits of the Company, shall be conferred by any such aliquot part of such stock as would not, if existing in shares, have conferred that right or privilege.

         (d) Such of the Articles of the Company as are applicable to paid-up shares shall apply to stock, and the words "share" and "shareholder" (or "member") therein shall include "stock" and "stockholder."



                               TRANSFER OF SHARES

19.      Effectiveness and Registration

         (a) Except as otherwise provided in this Article 19, no transfer of shares in the Company, and no assignment of an option to acquire such shares from the Company, shall be effective unless the transfer or assignment has been approved by the Board of Directors, and the Board of Directors may, either approve or refuse to approve any such transfer or assignment, provided that such approval shall not be unreasonably withheld.

         (b) No transfer of shares shall be registered unless a proper instrument of transfer (in form and substance satisfactory to the Board of Directors) has been submitted to the Company, together with the share certificate(s) and such other evidence of title as the Board of Directors may reasonably require. Until the transferee has been registered in the Register of Members in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof. The Board of Directors, may, from time to time, prescribe a fee for the registration of a transfer.

         (c) Without derogating from the provisions of Article 19(a) or (b), the following provisions shall govern transfers of shares in the Company, except to the extent waived in writing (before or after the effective date of these Articles) by a shareholder who would otherwise be entitled thereto or under Article 20(d):

                  (i) Any shareholder proposing to transfer all or any of his shares (the "Offeror") shall first request the Company, by written notice (which shall contain all the information necessary to enable the Company so to do), to offer such shares (the "Offered Shares"), on the terms of the proposed transfer, to all the other shareholders in the Company (the "Offerees"). The Company shall comply with such request by sending the Offerees a written notice (the "Offer"), stating therein the identity of the Offeror and of the proposed transferee(s) and the proposed terms of sale of the Offered Shares. Any Offeree may accept such offer in respect of all or any of the Offered Shares by giving the Company notice to that effect within fifteen (15) days after being served with the Offer.

                  (ii) If the acceptances, in the aggregate, are in respect of all of, or more than, the Offered Shares, then the accepting Offerees shall acquire the Offered Shares, on the terms aforementioned, in proportion to their respective holdings provided that no Offerees shall be entitled to acquire under the provisions of this Article 19(c)(ii) more than the number of Offered Shares initially accepted by such Offeree, and upon the allocation to him of the full number of shares so accepted, he shall be disregarded in any subsequent computations and allocations hereunder. Any shares remaining after the computation of such respective entitlements shall be re-allocated among the accepting Offerees (other than those to be disregarded as aforesaid), in the same manner, until one hundred per cent (100%) of the Offered Shares have been allocated as aforesaid.


                  (iii) If the acceptances, in the aggregate, are in respect of less than the number of Offered Shares, the Offeror, at the expiration of the aforementioned fifteen-day period, shall be entitled, at his option, to transfer to the accepting Offerees (but not to less than all of them) the numbers of shares as to which they respectively accepted the Offer (or such lesser numbers as they may then respectively agree to accept), and to transfer all or any part of the balance of the Offered Shares to the proposed transferee(s) identified in the Offer, or, in such event, he may, at his option, regard the Offer as entirely rejected, and thereupon transfer all (but not less than all) of the Offered Shares to such proposed transferee(s), provided, however, that in no event shall the Offeror transfer any of the Offered Shares to any transferee other than such accepting Offerees or such proposed transferee(s) or transfer the same on terms more favorable to the buyer(s) than those stated in the Offer, and provided further that any of the Offered Shares not transferred within ninety (90) days after the expiration of such fifteen-day period shall again be subject to the provisions of this Article 19(c).

                  (iv) For the purposes of any Offer under this Article 19(c), the respective holdings of any number of accepting Offerees shall mean the respective proportions of the aggregate number of Ordinary Shares held by such accepting Offerees, treating all Preferred Shares as if converted into Ordinary Shares, as determined prior to such Offer.

                  (v) Anything in this Article 19(c) to the contrary notwithstanding, a corporate shareholder may transfer any of its shares to any successor of such shareholder by amalgamation, merger, or consolidation, or to any person, firm or corporation to which, at the same time, substantially all the business and assets of such shareholder are being sold, or to a subsidiary of such shareholder or to a corporation of which such shareholder is a subsidiary; and an individual shareholder may transfer his shares to any relative (herein defined as any lineal ascendant or descendant of the shareholder (including any descendant of the shareholder recognized by law as his descendant), his spouse, any ascendant or descendant of said shareholder's spouse, or the spouse of any of said shareholder's ascendant or descendant), but no subsequent transfer of any of such shares may be made except in conformity with the provisions of Article 19(c) provided, however, that no such transfer shall be made to any transferee, unless such transferee agrees in writing to be bound by all agreements binding upon the shareholders immediately prior to such transfer.

                  (vi) In the event that the Company has outstanding shares of more than one class, the following rules shall apply in respect of Article 19(c):

                           (1) Shares of each such class may be offered in the
proportionate, as nearly as may be, to the outstanding shares of each such class.

                           (2) Offers pursuant to Article 19(c)(i) shall be
given to each shareholder only in respect of shares of the class(es) then owned by him.

         (d) Without derogating from the provisions of Articles 19(a), or (b) and subject to Article 19(f) below, until the earlier to occur of (i) [two years from the Closing Date] or (ii) the closing of a Qualified IPO, the following provisions shall govern transfers of shares in the Company, except to the extent waived in writing (before or after the effective date of these Articles) by a shareholder who would otherwise be entitled thereto or under Article 19(e):

            (i) If the right of first refusal set forth in Article 19(c) above is not exercised and if at any time either Amir Kishon or Asaf Even-Haim (in this Article, the "Selling Shareholder") intends to sell any shares, other than a transfer in accordance with Article 19(c)(v) above, such Selling Shareholder shall so notify the holders of the Preferred Shares (the "Preferred Shareholders"), describing in such notification the material terms of such proposed sale. Upon receipt of such notice, each Preferred Shareholder shall have the right to exercise the option contained in sub-article 19(d)(ii) below.

            (ii) Each Preferred Shareholder shall have the option, exercisable by written notice to the Selling Shareholder, within 10 business days after receipt of the notice described in Article 19(d)(i) above, to require the Selling Shareholder to provide as part of his proposed sale that such Preferred Shareholder be given the right to participate in the sale, pro rata in proportion to the respective numbers of Ordinary Shares owned by the Selling Shareholder and all Preferred Shareholders electing to participate in the proposed sale (on an as-converted basis) at such time, on the same terms and conditions as the Selling Shareholder. If such option is exercised by any Preferred Shareholder, the Selling Shareholder shall not proceed with such sale unless such

Preferred Shareholder is given the right to participate.

         (e) Notwithstanding anything to the contrary in this Article 19, the shares held by Kraft Group LLC may be transferred to any members of the family of Robert K. Kraft and to any entity directly controlled him.

         (f) In the event that any person or entity makes an offer to purchase all of the issued and outstanding share capital of the Company, and the shareholders holding more than 80% of the issued and outstanding share capital of the Company entitled to vote at General Meetings of the Company indicate their acceptance of such offer, and such offer is approved by a majority of the Company's Board of Directors, then, at the closing of such transactions, all of the holders of all shares in the Company shall transfer such shares to such person or entity; provided, however, that the consideration for all of the Company's shares shall in any event be allocated among the members in accordance with Article 5.2 of these Articles.

20.      Suspension of Registration

         The Board of Directors may suspend the registration of transfers during the fourteen (14) days immediately preceding the Annual General Meeting.


                             TRANSMISSION OF SHARES

21.      Decedents' Shares

         (a) In case of a share registered in the names of two or more holders, the Company may recognize the survivor(s) as the sole owner(s) thereof unless and until the provisions of Article 21(b) have been effectively invoked.

         (b) Any person becoming entitled to a share in consequence of the death of any person, upon producing evidence of the grant of probate or letters of administration or declaration of succession (or such other evidence as the Board of Directors may reasonably deem sufficient that he sustains the character in respect of which he proposes to act under this Article or of his title), shall be registered as a member in respect of such share, or may, subject to the regulations as to transfer herein contained, transfer such share.

22.      Receivers and Liquidators

         (a) The Company may recognize the receiver or liquidator of any corporate member in winding-up or dissolution, or the receiver or trustee in bankruptcy of any member, as being entitled to the shares registered in the name of such member.

         (b) The receiver or liquidator of a corporate member in winding-up or dissolution, or the receiver or trustee in bankruptcy of any member, upon producing such evidence as the Board of Directors may deem sufficient that he sustains the character in respect of which he proposes to act under this Article or of his title, shall with the consent of the Board of Directors (which the Board of Directors may grant or refuse in its absolute discretion), be registered as a member in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.


                                GENERAL MEETINGS

23.      Annual General Meeting

         An Annual General Meeting shall be held once in every calendar year at such time (within a period of not more than fifteen (15) months after the last preceding Annual General Meeting) and at such place either within or without the State of Israel as may be determined by the Board of Directors.

24.      Extraordinary General Meetings

         All General Meetings other than Annual General Meetings shall be called "Extraordinary General Meetings." The Board of Directors may, whenever it thinks fit, convene an Extraordinary General Meeting at such time and place, within or without the State of Israel, as may be determined by the Board of Directors, and shall be obliged to do so upon a requisition in writing in accordance with
Section 109 of the Companies Ordinance.

25.      Notice of General Meetings; Omission to Give Notice

         (a) Not less than seven (7) business days' prior notice shall be given of every General Meeting, provided, however, that a Special Resolution shall not be passed unless at least twenty-one (21) days' prior notice shall have been given of the meeting at which it is proposed to pass the same. Each such notice shall specify the place and the day and hour of the meeting and the general nature of each item to be acted upon thereat. Notice shall be given to all members who would be entitled to attend and vote at such meeting, if it were held on the date when such notice is issued. Anything herein to the contrary notwithstanding, with the consent of all members entitled to vote thereon, a resolution may be proposed and passed at such meeting although a lesser notice than hereinabove prescribed has been given.

         (b) The accidental omission to give notice of a meeting to any member, or the non-receipt of notice sent to such member, shall not invalidate the proceedings at such meeting, provided, that such member confirms to the Company, in writing, that it agrees to the proceedings and resolutions adopted in such meeting.


                         PROCEEDINGS AT GENERAL MEETINGS

26.      Quorum

         (a) Two or more members (not in default in payment of any sum referred to in Article 32(a) hereof), present in person or by proxy and holding shares conferring in the aggregate a majority of the voting power of the Company shall constitute a quorum at General Meetings. No business shall be transacted at a General Meeting, or at any adjournment thereof, unless the requisite quorum is present when the meeting proceeds to business.

         (b) If within an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon requisition under Sections 109 or 110 of the Companies Ordinance, shall be dissolved, but in any other case it shall stand adjourned to the same day in the next week, at the same time and place, or to such day and at such time and place as the Chairman may determine with the consent of the holders of a majority of the voting power represented at the meeting in person or by proxy and voting on the question of adjournment. No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, any two (2) members (not in default as aforesaid) present in person or by proxy, shall constitute a quorum.

27.      Chairman

         The Chairman, if any, of the Board of Directors shall preside as Chairman at every General Meeting of the Company. If there is no such Chairman, or if at any meeting he is not present within fifteen (15) minutes after the time fixed for holding the meeting or is unwilling to act as Chairman, the members present shall choose someone of their number to be Chairman. The office of Chairman shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such Chairman to vote as a shareholder or proxy of a shareholder if, in fact, he is also a shareholder or such proxy).

28.      Adoption of Resolutions at General Meetings

         (a) (i) An Ordinary Resolution shall be deemed adopted if approved by the holders of a majority of the voting power represented at the meeting in person or by proxy and voting thereon.

                  (ii) A Special or Extraordinary Resolution shall be deemed adopted if approved by the holders of not less than seventy-five percent (75%) of the voting power represented at the meeting in person or by proxy and voting thereon.

         (b) Every question submitted to a General Meeting shall be decided by a show of hands, but if a written ballot is demanded by any member present in person or by proxy and entitled to vote at the meeting, the same shall be decided by such ballot. A written ballot may be demanded before the proposed resolution is voted upon or immediately after the declaration by the Chairman of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot. The demand for a written ballot may be withdrawn at any time before the same is conducted, in which event another member may then demand such written ballot. The demand for a written ballot shall not prevent the continuance of the meeting for the transaction of business other than the question on which the written ballot has been demanded.

         (c) A declaration by the Chairman of the meeting that a resolution has been carried unanimously, or carried by a particular majority, or lost, and an entry to that effect in the minute book of the Company, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

         (d) Shareholders may participate in a General Meeting by means of a conference telephone call or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Article shall constitute presence in person at such meeting.

29.      Resolutions in Writing

         A resolution in writing signed by all members of the Company then entitled to attend and vote at General Meetings or to which all such members have given their written consent (by letter, facsimile, telecopier, telegram, telex or otherwise), or their oral consent by telephone (provided that a written summary thereof has been approved and signed by the Chairman of the Board of Directors of the Company) shall be deemed to have been unanimously adopted by a General Meeting duly convened and held.

30.      Power to Adjourn

         (a) The Chairman of a General Meeting at which a quorum is present may, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.

         (b) It shall not be necessary to give any notice of an adjournment, whether pursuant to Article 26(b) or Article 30(a), unless the meeting is adjourned for thirty (30) days or more in which event notice thereof shall be given in the manner required for the meeting as originally called.

31.      Voting Power

         Subject to the provisions of Articles 5.6 and 32(a) and subject to any provision hereof conferring special rights as to voting, or restricting the right to vote, every member shall have one vote for each share held by him of record, on every resolution, without regard to whether the vote hereon is conducted by a show of hands, by written ballot or by any other means.

32.      Voting Rights

         (a) No member shall be entitled to vote at any General Meeting (or be counted as a part of the quorum thereat), unless all calls and other sums then payable by him in respect of his shares in the Company have been paid, but this Article shall not apply to separate General Meetings of the holders of a particular class of shares pursuant to Article 6(b).

         (b) A company or other corporate body being a member of the Company may, by resolution of its directors or any other managing body thereof, authorize any person to be its representative at any meeting of the Company. Any person so authorized shall be entitled to exercise on behalf of such member all the power which the latter could have exercised if it were an individual shareholder. Upon the request of the Chairman of the meeting, written evidence of such authorization (in form acceptable to the Chairman) shall be delivered to him.


         (c) Any member entitled to vote may vote either personally or by proxy (who need not be a member of the Company), or, if the member is a company or other corporate body, by a representative authorized pursuant to Article 32(b).

         (d) If two or more persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s); and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.



                                     PROXIES

33.      Instrument of Appointment

         (a) The instrument appointing a proxy shall be in writing and shall be substantially in the following form:

"I _____________________ of __________________________________
   (Name of Shareholder)    (Address of Shareholder)
being a member of ___________________________ hereby appoint
                      (Name of the Company)
________________________of _____________________________
  (Name of Proxy)                (Address of Proxy)
as my proxy to vote for me and on my behalf at the General Meeting of the Company to be held on the _____ day of ___________, 19__ and at any adjournment(s) thereof.

         Signed this ______ day of ____________, 19__.

                                               _________________________________
                                                     (Signature of Appointer)

or in any usual or common form or in such other form as may be approved by the Board of Directors. It shall be duly signed by the appointer or his duly authorized attorney or, if such appointer is a company or other corporate body, under its common seal or stamp or the hand of its duly authorized agent(s) or attorney(s).

         (b) The instrument appointing a proxy (and the power of attorney or other authority, if any, under which such instrument has been signed) shall either be delivered to the Company (at its Registered Office, or at its principal place of business or at the offices of its registrar and/or transfer agent or at such place as the Board of Directors may specify) not less than forty-eight (48) hours before the time fixed for the meeting at which the person named in the instrument proposes to vote, or presented to the Chairman at such meeting.

34.      Effect of Death of Appointor or Revocation of Appointment

         A vote cast pursuant to an instrument appointing a proxy shall be valid notwithstanding the previous death of the appointing member (or of his attorney-in-fact, if any, who signed such instrument), or the revocation of the appointment or the transfer of the share in respect of which the vote is cast, provided no written intimation of such death, revocation or transfer shall have been received by the Company or by the Chairman of the meeting before such vote is cast and provided, further, that the appointing member, if present in person at said meeting, may revoke the appointment by means of a writing, oral notification to the Chairman, or otherwise.


                               BOARD OF DIRECTORS

35.      Powers of Board of Directors

         (a)      In General

                  The management of the business of the Company shall be vested in the Board of Directors, which may exercise all such powers and do all such acts and things as the Company is authorized to exercise and do, and are not hereby or by law required to be exercised or done by the Company in General Meeting. The authority conferred on the Board of Directors by this Article 35 shall be subject to the provisions of the Companies Ordinance, of these Articles and any regulation or resolution consistent with these Articles adopted from time to time by the Company in General Meeting, provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board of Directors which would have been valid if such regulation or resolution had not been adopted.

         (b)      Borrowing Power

                  The Board of Directors may from time to time, in its discretion, cause the Company to borrow or secure the payment of any sum or sums of money for the purposes of the Company, and may secure or provide for the repayment of such sum or sums in such manner, at such times and upon such terms and conditions in all respects as it thinks fit, and, in particular, by the issuance of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges, or other securities on the undertaking or the whole or any part of the property of the Company, both present and future, including its uncalled or called but unpaid capital for the time being.

         (c)      Reserves

                  The Board of Directors may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board of Directors, in its absolute discretion, shall think fit, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments, and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or redesignate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board of Directors may from time to time think fit.

36.      Exercise of Powers of Directors

         (a) A meeting of the Board of Directors at which a quorum is present shall be competent to exercise all the authorities, powers and discretions vested in or exercisable by the Board of Directors.

         (b) Subject to Article 5.6, a resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a majority of the Directors present when such resolution is put to a vote and voting thereon.

         (c) A resolution in writing signed by all Directors then in office and lawfully entitled to vote thereon (as conclusively determined by the Chairman of the Audit Committee ("Va'adat Bikoret"), and in the absence of such determination - by the Chairman of the Board of Directors) or to which all such Directors have given their consent (by letter, telegram, telex, facsimile, telecopier or otherwise), or their oral consent by telephone (provided that a written summary thereof has been approved and signed by the Chairman of the Board of Directors of the Company) shall be deemed to have been unanimously adopted by a meeting of the Board of Directors duly convened and held.

37.      Delegation of Powers

         (a) The Board of Directors may, subject to the provisions of the Companies

Ordinance, delegate any or all of its powers to committees, each consisting of two or more persons (all of whose members must be Directors), and it may from time to time revoke such delegation or alter the composition of any such committee. Any Committee so formed (in these Articles referred to as a "Committee of the Board of Directors"), shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board of Directors. The meetings and proceedings of any such Committee of the Board of Directors shall, mutatis mutandis, be governed by the provisions herein contained for regulating the meetings of the Board of Directors, so far as not superseded by any regulations adopted by the Board of Directors under this Article. Unless otherwise expressly provided by the Board of Directors in delegating powers to a Committee of the Board of Directors, such Committee shall not be empowered to further delegate such powers.

         (b) Without derogating from the provisions of Article 50, the Board of Directors may, subject to the provisions of the Companies Ordinance, from time to time appoint a Secretary to the Company, as well as officers, agents, employees and independent contractors, as the Board of Directors may think fit, and may terminate the service of any such person. The Board of Directors may, subject to the provisions of the Companies Ordinance, determine the powers and duties, as well as the salaries and emoluments, of all such persons, and may require security in such cases and in such amounts as it thinks fit.

         (c) The Board of Directors may from time to time, by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at law or in fact for such purpose(s) and with such powers, authorities and discretions, and for such period and subject to such conditions, as it thinks fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors may think fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

38.      Number of Directors

         Until otherwise determined by Ordinary Resolution of the Company, the Board of Directors of the Company shall consist of not less than two (2) nor more than seven (7) Directors.

39.      Appointment and Removal of Directors

         The Board of Directors shall be composed of seven (7) directors appointed by written notice to the Company as follows: one (1) Director shall be appointed by HITEC Investors Group (H.I.G.) for as long as it holds, together, at least six percent (6%) of the Company's issued and paid-up share capital, one
(1) Director shall be appointed by Kraft Group LLC. for as long as it holds at least four percent (4%) of the Company's issued and outstanding share capital; and, during the Exclusivity Period only, one (1) Director shall be appointed by the holders of a majority in interest of the Preferred Shares. The remaining four (4) directors will be appointed by written notice to the Company given by the holders, from time to time, of shares conferring a majority of the voting power of the Company. Any Director(s) may only be removed from office by the shareholder(s) that designated such Director, and any vacancy, however created, in the Board of Directors may only be filled by the shareholder(s) that designated the previous incumbent of such vacancy. The director appointed by the holders of a majority of the Preferred Shares, if appointed by Medscape, shall not attend or participate in any discussions or votes of the Board of Directors regarding transactions between the Company and any direct competitor of Medscape.

40.      Qualification of Directors

         No person shall be disqualified to serve as a Director by reason of his not holding shares in the Company or by reason of his having served as a Director in the past.

41.      Continuing Directors in the Event of Vacancies

         Subject to the provisions of Article 39, in the event of one or more vacancies in the Board of Directors, the continuing Directors may continue to act in every matter, and, pending the filling of any vacancy pursuant to the provisions of Article 39, may temporarily fill any such vacancy, provided, however, that if they number less than a majority of the number provided for pursuant to Article 38 hereof, they may only act in an emergency, and may call a General Meeting of the Company for the purpose of electing Directors to fill any or all vacancies, so that at least a majority of the number of Directors provided for pursuant to Article 38 hereof are in office as a result of said meeting.

42.      Vacation of Office

         (a) The office of a Director shall be vacated, ipso facto, upon his death, or if he be found lunatic or become of unsound mind, or if he become bankrupt, or, if the Director is a company, upon its winding-up.

         (b) The office of a Director shall be vacated by his written resignation. Such resignation shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

43.      Remuneration of Directors

         No Director shall be paid any remuneration by the Company for his services as Director except as may be approved pursuant to the provisions of the Companies Ordinance.

44.      Conflict of Interests

         Subject to the provisions of the Companies Ordinance, the Company may enter into any contract or otherwise transact any business with any Director in which contract or business such Director has a personal interest, directly or indirectly; and may enter into any contract of otherwise transact any business with any third party in which contract or business a Director has a personal interest, directly or indirectly.

45.      Alternate Directors

         (a) A Director may, by written notice to the Company, appoint an alternate for himself (in these Articles referred to as "Alternate Director"), remove such Alternate Director and appoint another Alternate Director in place of any Alternate Director appointed by him whose office has been vacated for any reason whatsoever. Unless the appointing Director, by the instrument appointing an Alternate Director or by written notice to the Company, limits such appointment to a specified period of time or restricts it to a specified meeting or action of the Board of Directors, or otherwise restricts its scope, the appointment shall be for an indefinite period, and for all purposes.

         (b) Any notice given to the Company pursuant to Article 45(a) shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

         (c) An Alternate Director shall have all the rights and obligations of the Director who appointed him, provided, however, that he may not in turn appoint an alternate for himself (unless the instrument appointing him otherwise expressly provides), and provided further that an Alternate Director shall have no standing at any meeting of the Board of Directors or any committee thereof while the Director who appointed him is present.

         (d) Any natural person, whether or not he be a member of the Board of Directors, may act as an Alternate Director. One person may act as Alternate Director for several Directors, and in such event he shall have a number of votes (and shall be treated as the number of persons for purposes of establishing a quorum) equal to the number of Directors for whom he acts as Alternate Director. If an Alternate Director is also a Director in his own right his rights as an Alternate Director shall be in addition to his rights as a Director.

         (e) An Alternate Director shall alone be responsible for his own acts and defaults, and he shall not be deemed the agent of the Director(s) who appointed him.

         (f) The office of an Alternate Director shall be vacated under the circumstances, mutatis mutandis, set forth in Article 42, and such office shall ipso facto be vacated if the Director who appointed such Alternate Director ceases to be a Director.


                      PROCEEDINGS OF THE BOARD OF DIRECTORS

46.      Meetings

         (a) The Board of Directors may meet and adjourn its meetings and otherwise regulate such meetings and proceedings as the Directors think fit.

         (b) Any Director may at any time, and the Secretary, upon the request of such Director, shall, convene a meeting of the Board of Directors, but not less than two (2) days' notice (oral or written) shall be given of any meeting so convened.

         (c) Directors may attend any meeting via telephone so long as all Directors participating in the meeting may hear each other and be heard by each other.

47.      Quorum

         Until otherwise unanimously decided by the Board of Directors, a quorum at a meeting of the Board of Directors shall be constituted by the presence of a majority of the Directors then in office who are lawfully entitled to participate in the meeting (as conclusively determined by the Chairman of the Audit Committee and in the absence of such determination - by the Chairman of the Board of Directors), but shall not be less than two.

48.      Chairman of the Board of Directors

         The Board of Directors may from time to time elect one of its members to be the Chairman of the Board of Directors, remove such Chairman from office and appoint another in its place. The Chairman of the Board of Directors shall preside at every meeting of the Board of Directors, but if there is no such Chairman, or if at any meeting he is not present within fifteen (15) minutes of the time fixed for the meeting, or if he is unwilling to take the chair, the Directors present shall choose one of their number to be the chairman of such meeting.

49.      Validity of Acts Despite Defects

         Subject to the provisions of the Companies Ordinance, all acts done bona fide at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meetings or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification.


                                 GENERAL MANAGER

50.      General Manager

         The Board of Directors may from time to time appoint one or more persons, whether or not Directors, as General Manager(s) of the Company and may confer upon such person(s), and from time to time modify or revoke, such title(s) (including Managing Director, Director General or any similar or dissimilar title) and such duties and authorities of the Board of Directors as the Board of Directors may deem fit, subject to such limitations and restrictions as the Board of Directors may from time to time prescribe. Such appointment(s) may be either for a fixed term or without any limitation of time, and the Board of Directors may from time to time (subject to the provisions of the Companies Ordinance and of any contract between any such person and the

            Company) fix his or their salaries and emoluments, remove or dismiss him or them from office and appoint another or others in his or their place or places.

                                     MINUTES

51.      Minutes

         (a) Minutes of each General Meeting and of each meeting of the Board of Directors shall be recorded and duly entered in books provided for that purpose. Such minutes shall, in all events, set forth the names of the persons present at the meeting and all resolutions adopted thereat.

         (b) Any minutes as aforesaid, if purporting to be signed by the chairman of the meeting or by the chairman of the next succeeding meeting, shall constitute prima facia evidence of the matters recorded therein.


                                    DIVIDENDS

52.      Declaration of Dividends

         Subject to Article 5.6, the Board of Directors may from time to time declare, and cause the Company to pay, such interim dividend as may appear to the Board of Directors to be justified by the profits of the Company. The final dividend in respect of any fiscal period shall be proposed by the Board of Directors and shall be payable only after the same has been approved by Ordinary Resolution of the Company, but no such resolution shall provide for the payment of an amount exceeding that proposed by the Board of Directors for the payment of such final dividend, and no such resolution or any failure to approve a final dividend shall affect any interim dividend theretofore declared and paid. The Board of Directors shall determine the time for payment of such dividends, both interim and final, and the record date for determining the shareholders entitled thereto.

53.      Funds Available for Payment of Dividends

         No dividend shall be paid otherwise than out of the profits of the Company.

54.      Amount Payable by Way of Dividends

         Subject to the rights of the holders of shares with special rights as to dividends, any dividend paid by the Company shall be allocated among the members entitled thereto in proportion to the nominal value of their respective holdings of the shares in respect of which such dividend is being paid.

55.      Interest

         No dividend shall carry interest as against the Company.

56.      Payment in Specie

         Upon the recommendation of the Board of Directors approved by Ordinary Resolution of the Company, a dividend may be paid, wholly or partly, by the distribution of specific assets of the Company or by distribution of paid up shares, debentures or debenture stock of the Company or of any other companies, or in any one or more of such ways.

57.      Capitalization of Profits, Reserves etc.

         Upon the recommendation of the Board of Directors approved by Ordinary Resolution of the Company, the Company -

         (a) may cause any moneys, investments, or other assets forming part of the undivided profits of the Company, standing to the credit of a reserve fund, or to the credit of a reserve fund for the redemption of capital, or in the hands of the Company and available for dividends, or representing premiums received on the issuance of shares and standing to the credit of the share premium account, to be capitalized and distributed among such of the shareholders as would be entitled to receive the same if distributed by way of dividend and in the same proportion, on the footing that they become entitled thereto as capital, or may cause any part of such capitalized fund to be applied on behalf of such shareholders in paying up in full, either at par or at such premium as the resolution may provide, any unissued shares or debentures or debenture stock of the Company which shall be distributed accordingly, in payment, in full or in part, of the uncalled liability on any issued shares or debentures or debenture stock; and

         (b) may cause such distribution or payment to be accepted by such shareholders in full satisfaction of their interest in the said capitalized sum.

58.      Implementation of Powers under Articles 56 and 57

         For the purpose of giving full effect to any resolution under Articles 56 or 57, and without derogating from the provisions of Article 7(b) hereof, the Board of Directors may settle any difficulty which may arise in regard to the distribution as it thinks expedient, and, in particular, may issue fractional certificates, and may fix the value for distribution of any specific assets, and may determine that cash payments shall be made to any members upon the footing of the value so fixed, or that fractions of less value than the nominal value of one share may be disregarded in order to adjust the rights of all parties, and may vest any such cash, shares, debentures, debenture stock or specific assets in trustees upon such trusts for the persons entitled to the dividend or capitalized fund as may seem expedient to the Board of Directors. Where requisite, a proper contract shall be filed in accordance with Section 130 of the Companies Ordinance, and the Board of Directors may appoint any person to sign such contract on behalf of the persons entitled to the dividend or capitalized fund.


59.      Deductions from Dividends

         The Board of Directors may deduct from any dividend or other moneys payable to any member in respect of a share any and all sums of money then payable by him to the Company on account of calls or otherwise in respect of shares of the Company and/or on account of any other matter of transaction whatsoever.

60.      Retention of Dividends

         (a) The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

         (b) The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share in respect of which any person is, under Articles 21 or 22, entitled to become a member, or which any person is, under said Articles, entitled to transfer, until such person shall become a member in respect of such share or shall transfer the same.

61.      Unclaimed Dividends

         All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. The payment by the Directors of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of seven (7) years from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company, provided, however, that the Board of Directors may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company.

62.      Mechanics of Payment

         Any dividend or other moneys payable in cash in respect of a share may be paid by check or warrant sent through the post to, or left at, the registered address of the person entitled thereto or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to any one of such persons or to his bank account), or to such person and at such address as the person entitled thereto may by writing direct. Every such check or warrant shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check or warrant by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check or warrant shall be sent at the risk of the person entitled to the money represented thereby.

63.      Receipt from a Joint Holder

         If two or more persons are registered as joint holders of any share, or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, any one of them may give effectual receipts for any dividend or other moneys payable or property distributable in respect of such share.


                                    ACCOUNTS

64.      Books of Account

         The Board of Directors shall cause accurate books of account to be kept in accordance with the provisions of the Companies Ordinance and of any other applicable law. Such books of account shall be kept at the Registered Office of the Company, or at such other place or places as the Board of Directors may think fit, and they shall always be open to inspection by all Directors. No member, not being a Director, shall have any right to inspect any account or book or other similar document of the Company, except as conferred by law or authorized by the Board of Directors or by Ordinary Resolution of the Company.

65.      Audit

         At least once in every fiscal year the accounts of the Company shall be audited and the correctness of the profit and loss account and balance sheet certified by one or more duly qualified auditors.

66.      Auditors

         The appointment, authorities, rights and duties of the auditor(s) of the Company, shall be regulated by applicable law, provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the members in General Meeting may, by Ordinary Resolution, act (and in the absence of any action in connection therewith shall be deemed to have so acted), to authorize the Board of Directors to fix such remuneration subject to such criteria or standards, if any, as may be provided in such Ordinary Resolution, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with the volume and nature of the services rendered by such auditor(s).

                                BRANCH REGISTERS

67.      Branch Registers

         Subject to and in accordance with the provisions of Sections 71 to 80, inclusive, of the Companies Ordinance and to all orders and regulations issued thereunder, the Company may cause branch registers to be kept in any place outside Israel as the Board of Directors may think fit, and, subject to all applicable requirements of law, the Board of Directors may from time to time adopt such rules and procedures as it may think fit in connection with the keeping of such branch registers.


                       RIGHTS OF SIGNATURE, STAMP AND SEAL

68.      Rights of Signature, Stamp and Seal

         (a) The Board of Directors shall be entitled to authorize any person or persons (who need not be Directors) to act and sign on behalf of the Company, and the acts and signature of such person(s) on behalf of the Company shall bind the Company insofar as such person(s) acted and signed within the scope of his or their authority.

         (b) The Company shall have at least one official stamp.

         (c) The Board of Directors may provide for a seal. If the Board of Directors so provides, it shall also provide for the safe custody thereof. Such seal shall not be used except by the authority of the Board of Directors and in the presence of the person(s) authorized to sign on behalf of the Company, who shall sign every instrument to which such seal is affixed.

         (d) The Company may exercise the powers conferred by Section 102 of the Companies Ordinance regarding a seal for use abroad, and such powers shall be vested in the Board of Directors.


                                     NOTICES

69.      Notices

         (a) Any written notice or other document may be served by the Company upon any member either personally or by sending it by prepaid registered mail (airmail if sent to a place outside Israel) addressed to such member at his address as described in the Register of Members or such other address as he may have designated in writing for the receipt of notices and other documents. Any written notice or other document may be served by any member upon the Company by tendering the same in person to the Secretary or the General Manager of the Company at the principal office of the Company or by sending it by prepaid registered mail (airmail if posted outside Israel) to the Company at its Registered Address. Any such notice or other document shall be deemed to have been served two (2) business days after it has been posted (seven (7) business days if sent to a place not located on the same continent as the place from where it was posted), or when actually received by the addressee if sooner than two days or seven days, as the case may be, after it has been posted, or when actually tendered in person, to such member (or to the Secretary or the General Manager), provided, however, that notice may be sent by cablegram, telex, telecopier (facsimile) or other electronic means and confirmed by registered mail as aforesaid, and such notice shall be deemed to have been given twenty-four (24) hours after such cablegram, telex, telecopy or other electronic communication has been sent or when actually received by such member (or by the Company), whichever is earlier. If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some respect, to comply with the provisions of this Article 69(a).

         (b) All notices to be given to the members shall, with respect to any share to which persons are jointly entitled, be given to whichever of such persons is named first in the Register of Members, and any notice so given shall be sufficient notice to the holders of such share.

         (c) Any member whose address is not described in the Register of Members, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company.


                             INSURANCE AND INDEMNITY

70.      Insurance and Indemnity

         (a) For purposes of these Articles, the term "Office Holder" shall mean every Director and every officer of the Company, including, without limitation, each of the persons defined as "Nosei Misra" in Chapter D'1 of the Companies Ordinance.

         (b) Subject to the provisions of the Companies Ordinance, the Company may enter into a contract for the insurance of all or part of the liability of any Office Holder, in respect of one of the following:

                  (i) a breach of his duty of care to the Company or to another person;

                  (ii) a breach of his fiduciary duty to the Company, provided that the Office Holder acted in good faith and had reasonable cause to assume that such act would not prejudice the interests of the Company;

                  (iii) a financial obligation imposed on him in favor of another person in respect of an act performed in his capacity as an Office Holder.

         (c) Subject to the provisions of the Companies Ordinance, the Company may indemnify an Office Holder in respect of one of the following:

                  (i) a financial obligation imposed on him in favor of another person by a court judgment, including a compromise judgment or an arbitrator's award approved by court, in respect of an act performed in his capacity as an Office Holder;

                  (ii) reasonable litigation expenses, including attorneys' fees, expended by an Office Holder or charged to him by a court, in a proceeding instituted against him by the Company or on its behalf or by another person, or in a criminal charge from which he was acquitted, all in respect of an act performed in his capacity as an Office Holder.

         (d) The provisions of Articles 70(a), 70(b) and 70(c) above are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification (i) in connection with any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder, and/or (ii) in connection with any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law; provided that the procurement of any such insurance and/or the provision of any such indemnification shall be approved by the Audit Committee of the Company.


                                   WINDING UP

71.      Winding Up

         If the Company be wound up, then, subject to applicable law and to the rights of the holders of shares with special rights upon winding up, the assets of the Company available for distribution among the members shall be distributed to them in proportion to the nominal value of their respective holdings of the shares in respect of which such distribution is being made.

                                  May __, 1999



Mr. Paul Sheils
Medscape, Inc.
134 West 29th Street
New York, New York  10001-5399
United States


Dear Mr. Sheils:

              Reference is hereby made to the Share Purchase Agreement (the "Agreement") dated as of May __, 1999 by and between Medscape, Inc., Softwatch Ltd. (the "Company') and each of the other Purchasers (as defined therein). In accordance with Section 2.2.1.4 of the Agreement and in order to induce you to enter into and consummate the transactions contemplated in the Agreement, we hereby undertake, beginning as of the Closing (as defined in the Agreement) and terminating upon the conclusion of the Exclusivity Period (as defined in the Agreement), not to sell, transfer, encumber or otherwise dispose of any shares of the Company owned by us, either beneficially or of record, without your prior written consent.

                                Very truly yours,



                                Amir Kishon      Assaf Evenhaim

                                  June __, 1999


Medscape, Inc. (the "PURCHASER")
134 West 29th Street
New York, New York  10001-5399


Ladies and Gentlemen:

         We have acted as legal counsel to Softwatch Ltd. (the "COMPANY"), a private company established under the laws of Israel, in connection with the Preferred Share Purchase Agreement dated as of June __, 1999 (the "Agreement") by and among the Company, Medscape, Inc. and the individuals and entities listed on Schedule 1 attached thereto. We are providing you this opinion pursuant to
Section 2.2.1.6 of the Agreement. All capitalized terms used herein have the meaning ascribed to such terms in the Agreement unless otherwise defined herein.

         As such counsel, we have examined a final copy of the Agreement, the Registration Rights Agreement and such other documents as we have considered necessary or desirable to examine for the purpose of rendering this opinion. In all such examinations, we have assumed the due execution and delivery of such other documents by the parties thereto (pursuant to due authorization) (other than the Company), the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and the legal capacity of all signatories to such documents (other than the signatories of the Company). As to matters of fact, we have relied upon the representations and warranties of the Company contained in the Agreement and have made no independent checks or verification of such factual matters. Except as expressly set forth in this opinion, we have not undertaken any independent investigation (other than review of the Company's Memorandum and Articles of Association and the Board Resolution which authorises the issuance of the Shares) to determine the existence or absence of such facts and have not conducted a "due diligence" review of the Company. We have not examined any records of any court, administrative tribunal or other similar entity in connection with our opinions expressed herein. Except to the extent expressly set forth herein or as we otherwise believe to be necessary to our opinion, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinion set forth below. All of our opinions herein are based on our actual knowledge, namely the current actual knowledge of the attorney(s) of this firm who have worked on the transactions referred to herein. Our opinions below are further subject to the following qualifications and exceptions:

(i) We express no opinion as to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination; and

(ii) We express no opinion as to limitations imposed by general principles of equity upon the availability of equitable remedies with respect to any documents referred to herein; and

(iii) We express no opinion as to the effect of foreign laws, judicial determinations or governmental actions affecting creditors' rights or the Company's performance of its obligations under the Agreement or the Registration Rights Agreement; and

 (iv) Our opinions expressed herein are based upon current statues, rules, regulations, cases and official interpretive opinions which, in our experience, are normally applicable to the type of transaction provided for in the Agreement ; and

(v) We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel. Our opinion relates only to Israeli laws. Any opinion herein which relates to laws of any jurisdiction other than the State of Israel is qualified by the assumption that the laws of such jurisdiction are identical in all respects to the laws of the State of Israel. We express no opinion as to the effect of foreign laws, judicial determinations or governmental actions affecting creditors' rights or the Company's performance of its obligations under the Agreement or the Registration Rights Agreement.

         Except as otherwise indicated, our opinions expressed herein are rendered as of, and are based upon the facts in existence and known to us on, the date hereof.

         Based upon and subject to the qualifications set forth in this letter and to any factual matters, documents or events not disclosed to us and except as set forth in the Agreement and the Schedules thereto, we are of the opinion that as of the Closing:

1. The Company is a private company duly organized and validly existing under the laws of the State of Israel.

2.       (a)      The registered share capital of the Company immediately prior to the Closing is one hundred twenty thousand New Israeli Shekels (120,000) divided into 10,914,479 Ordinary Shares, nominal value NIS 0.01 each, and 1,085,521 Series A Preferred Shares, nominal value NIS 0.01 each.

         (b) The Shares, when paid for in accordance with the Agreement, will be duly authorized, validly issued, fully paid, nonassessable, and, free of any third-party preemptive rights (other than pre-emptive rights specified in Section 3.3 of the Agreement or Schedule 3.3 which have not been exercised or waived until the date hereof) and, except as may have been created by them, the holders of the Shares will have good title to such shares, free and clear of all liens, security interests, pledges, charges, encumbrances, shareholders' agreements and voting trusts.

         (c) Except as disclosed on Schedule 3.3 to the Agreement, to the best of our knowledge, there are not as of the date hereof any outstanding or authorized subscriptions, options, warrants, calls, rights, commitments, or any other agreements of any character directly obligating the Company to issue (i) any additional shares or (ii) any securities convertible into or exchangeable for any shares.

3. All corporate action on the part of the Company necessary for the authorization, execution, delivery, and performance of all the of Company's obligations under the Agreement and the Registration Rights Agreement and for the authorization, issuance, and allotment of the Shares being issued and allotted under the Agreement has been taken prior to the Closing, except for such obligations which by their terms are to be taken following the Closing. Each of the Agreement and the Registration Rights Agreement has been executed and delivered by or on behalf of the Company, and the Agreement constitutes the valid and legally binding obligation of the Company, legally enforceable against the Company in accordance with its terms. No material consent of, approval of or filing with, any governmental authority on the part of the Company is required that has not been obtained by the Company prior to the Closing in connection with the valid execution, delivery and performance of this Agreement and the Registration Rights Agreement or the issuance and allotment of the Shares.

4. Neither the execution and delivery of the Agreement or the Registration Rights Agreement nor compliance by the Company with the terms and provisions thereof, will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of the Company's Memorandum of Association or the Company's Articles of Association.

5. The Articles of Association of the Company as they appear in Exhibit A to the Agreement were validly adopted and are in full force and effect.

         This opinion is rendered only to you and is solely for your benefit in connection with the Agreement. This opinion may not be relied upon by you for any other purpose; nor may this opinion be provided to, quoted to or relied upon by any other person (other than your attorneys and accountants in respect of the transactions contemplated under the Agreement) or entity for any purpose without our prior written consent.

         This opinion is provided to you as a legal opinion only and not as a guaranty or warranty of the matters addressed herein. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

                                Yours faithfully,

                                Goldfarb, Levy, Eran & Co.

                                    Exhibit E


                          REGISTRATION RIGHTS AGREEMENT

         THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement") made as of the ____ day of June, 1999, by and among Softwatch Ltd., an Israeli company (the "Company"), Medscape, Inc., a Delaware corporation ("Medscape"), Kraft Group LLC, a Delaware limited liability corporation ("Kraft"), Platinum Health Ventures Ltd., a British Virgin Islands company ("Platinum") and Adi Raviv ("Raviv").,

         In consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

         1. Registration. The following provisions govern the registration of the Company's securities:

         1.1 Definitions. As used herein, the following terms have the following meanings:

         "Holder" means any holder of outstanding Registrable Shares or shares convertible into Registrable Shares, who acquired such Registrable Shares or shares convertible into Registrable Shares in a transaction or series or transactions not involving any registered public offering.

         "Form S-3" means Form S-3 or Form F-3 under the Securities Act, as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the Securities and Exchange Commission ("SEC") which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

         "Initiating Holders" means Holders (with the exception of Adi Raviv) holding fifty percent (50%) of the Registrable Shares, assuming for purposes of such determination the conversion of all shares convertible into Registrable Shares.

         "Register", "registered" and "registration" refer to a registration effected by filing a registration statement in compliance with the Securities Act and the declaration or ordering by the SEC of effectiveness of such registration statement.

         "Registrable Shares": (i) All Ordinary Shares issuable upon conversion of the Series A Preferred Shares, (ii) all Ordinary Shares issued to Kraft pursuant to the Share Purchase Agreement between the Company and Kraft dated as of August 21, 1998, (iii) all Ordinary Shares issued to Platinum pursuant to the Share Purchase and Warrant Investment Agreement between the Company and Platinum dated as of February 15, 1997, (iv) all Ordinary Shares issued to Raviv pursuant to a Consulting Agreement between the Company and Raviv dated as of January 1, 1996 and
         (v) all Ordinary Shares issued by the Company in respect of such shares, including bonus shares, share dividends and all Ordinary Shares that may be purchased pursuant to preemptive rights or rights of first refusal, or any other similar right.

         "Securities Act" means the U.S. Securities Act of 1933,as amended.

         1.2 Incidental Registration. Following an initial public offering of Ordinary Shares of the Company registered under the Securities Act ("IPO"), if the Company at any time proposes to register any of its securities, other than in a demand registration under Section 1.3 or Section 1.4 of this Agreement, it shall give notice to the Holders of such intention. Upon the written request of any Holder given within twenty (20) days after receipt of any such notice, the Company shall include in such registration all of the Registrable Shares indicated in such request, so as to permit the disposition of the shares so registered. Notwithstanding any other provision of this Section 1.2, if the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then there shall be excluded from such registration and underwriting to the extent necessary to satisfy such limitation, first shares held by shareholders other than the Holders, then to the extent necessary, shares held by the Holders (pro rata to the respective number of Registrable Shares required by the Holders to be included in the registration); provided, however, that in any event all Registrable Shares must be included in such registration prior to any other shares of the Company (with the exception of shares to be issued by the Company to the public).

         1.3      Demand Registration.

         (a) At any time beginning nine (9) months following the closing of the IPO and until the fifth anniversary thereafter, the Initiating Holders may request in writing that all or part of the Registrable Shares shall be registered for sale under the Securities Act. Any such demand must request the registration of shares in a minimum amount of five million United States dollars ($5,000,000). Within twenty (20) days after receipt of any such request, the Company shall give written notice of such request to the other Holders and shall include in such registration all Registrable Shares held by all such Holders who wish to participate in such demand registration and provide the Company with written requests for inclusion therein within fifteen (15) days after the receipt of the Company's notice. Thereupon, the Company shall effect the registration of all Registrable Shares as to which it has received requests for registration for sale under the Securities Act specified in the request for registration; provided, however, that the Company shall not be required to effect any registration under this Section 1.3 within a period of one hundred and eighty (180) days following the effective date of a previous registration. Notwithstanding any other provision of this Section 1.3, if the managing underwriter advises the Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then there shall be excluded from such registration and underwriting to the extent necessary to satisfy such limitation, first shares held by shareholders other than the Holders, then shares which the Company may wish to register for its own account, and thereafter, to the extent necessary, shares held by the Holders (pro rata to the respective number of Registrable Shares required by the Holders to be included in the registration); provided, however, that in any event all Registrable Shares must be included in such registration prior to any other shares of the Company. The Company shall not register securities for sale for its own account in any registration requested pursuant to this Section 1.3 unless permitted to do so by the written consent of Holders who hold at least seventy-five percent (75%) of the Registrable Shares as to which registration has been requested. The Company may not cause any other registration of securities for sale for its own account (other than a registration effected solely to implement an employee benefit plan) to be initiated after a registration requested pursuant to Section 1.3 and to become effective less than one hundred twenty (120) days after the effective date of any registration requested pursuant to Section 1.3. The Company shall not be required to effect more than two (2) registrations under this Section 1.3.

         (b) The Company shall not be required to effect any registration requested pursuant to this Section 1.3 if the registration rights granted pursuant to this Section 1.3 have been exercised by the Holders on two previous occasions. The right of the Holders under this Section 1.3 shall not be deemed to have been exercised if:

                           (i)      the requisite notice given by the Initiating
Holders pursuant to this Section 1.3 is withdrawn prior to the date of filing of registration statement or if a registration statement filed by the Company under the Securities Act pursuant to this Section 1.3 is withdrawn prior to its effective date, in either case, by written notice to the Company from the Initiating Holders that have elected not to proceed with the offering contemplated by such registration statement because (y) a development in the Company's affairs has occurred or has become known to the Initiating Holders subsequent to the date of the notice by the Initiating Holders to the Company requesting registration or the filing of such registration statement which, in the reasonable judgment of Initiating Holders or the managing underwriter of the proposed public offering, adversely affects the market price or marketability of such Registrable Securities or (z) a registration statement filed by the Company pursuant to this Section 1.3, in the judgment of the Initiating Holders or the managing underwriter of the proposed public offering, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which made (other than any such statement or omission relating to the Initiating Holders and based on information supplied or failed to be supplied by the Initiating Holders) and the Company has not, promptly after written notice thereof, corrected such statement or omission in an amendment to such registration statement filed pursuant to Section 1.3; or

                           (ii)     a registration statement pursuant to this
Section 1.3 shall have become effective under the Securities Act and (x) the underwriters shall not purchase any Registrable Securities because of a failure of condition contained in the underwriting agreement (other than a condition to be performed by the Holders) relating to the offering covered by such registration statement or (y) the offering of any Registrable Securities pursuant to such registration statement is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court.

         1.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form S-3, and any related qualification or compliance, with respect to Registrable Shares where the aggregate net proceeds from the sale of such Registrable Shares equals at least Five Hundred Thousand United States dollars ($500,000), the Company will within twenty (20) days after receipt of any such request give written notice of the proposed registration, and any related qualification or compliance, to all other Holders, and include in such registration all Registrable Shares held by all such Holders who wish to participate in such registration and provide the Company with written requests for inclusion therein within fifteen (15) days after the receipt of the Company's notice. Thereupon, the Company shall effect such registration under the Securities Act and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4, (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than Five Hundred Thousand United States dollars ($500,000); (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company or its stockholders for such Form S-3 registration statement to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; (iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 1.4; (v) during the period starting with the date sixty (60) days prior to the Company's estimated date of filing of, and ending on the date six (6) months immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith reasonable efforts to cause such registration statement to become effective and that the Company's estimate of the date of filing such registration statement is made in good faith; or (vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; (iv) the Holders have previously required the Company to file six (6) S-3 registrations.

         1.5 Designation of Underwriter. (a) In the case of any registration effected pursuant to Section 1.3 or 1.4, the Initiating Holders that submitted the request for registration shall have the right to designate the managing underwriter(s) in any underwritten offering.

                  (b) In the case of any registration initiated by the Company, the Company shall have the right to designate the managing underwriter in any underwritten offering.

         1.6 Expenses. All expenses incurred in connection with any registration under Section 1.2, Section 1.3 or Section 1.4 shall be borne by the Company; provided, however, that each of the Holders participating in such registration shall pay its pro rata portion of discounts or commissions payable to any underwriter.

         1.7 Indemnities. In the event of any registered offering of Ordinary Shares pursuant to this Section 1:

                  1.7.1 The Company will indemnify and hold harmless, to the fullest extent permitted by law, any Holder and any underwriter for such Holder, and each person, if any, who controls the Holder or such underwriter, from and against any and all losses, damages, claims, liabilities, joint or several, costs and expenses (including any amounts paid in any settlement effected with the Company's consent) to which the Holder or any such underwriter or controlling person may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement filed under the Securities Act pursuant to the provisions of this Agreement or included in the related prospectus, as amended or supplemented, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading, and the Company will reimburse the Holder, such underwriter and each such controlling person of the Holder or the underwriter, promptly upon demand, for any reasonable legal or any other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; provided, however, that the Company will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished in writing by a Holder, such underwriter or such controlling persons in writing specifically for inclusion therein; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this subsection 1.7.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld or delayed. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the selling shareholder, the underwriter or any controlling person of the selling shareholder or the underwriter, and regardless of any sale in connection with such offering by the selling shareholder. Such indemnity shall survive the transfer of securities by a selling shareholder.

                  1.7.2 Each Holder participating in a registration hereunder will indemnify and hold harmless the Company, any underwriter for the Company, and each person, if any, who controls the Company or such underwriter, from and against any and all losses, damages, claims, liabilities, costs or expenses (including any amounts paid in any settlement effected with the selling shareholder's consent) to which the Company or any such controlling person and/or any such underwriter may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based on
(i) any untrue or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, and each such Holder will reimburse the Company, any underwriter and each such controlling person of the Company or any underwriter, promptly upon demand, for any reasonable legal or other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in strict conformity with written information furnished by such Holder specifically for inclusion therein. The foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement (or alleged untrue statement) or omission (or alleged omission) made in the preliminary prospectus but eliminated or remedied in the amended prospectus at the time the registration statement becomes effective or in the final prospectus included in any registration statement declared effective under the Securities Act pursuant to the provisions of this Agreement, such indemnity agreement shall not inure to the benefit of (i) the Company and (ii) any underwriter, if a copy of the final prospectus was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Securities Act; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this subsection
1.7.2 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the indemnifying Holder, which consent shall not be unreasonably withheld or delayed. In no event shall the liability of a Holder exceed the gross proceeds from the offering received by such Holder.

                  1.7.3 Promptly after receipt by an indemnified party pursuant to the provisions of Sections 1.7.1 or 1.7.2 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said Section
1.7.1 or 1.7.2, promptly notify the indemnifying party of the commencement thereof. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interests which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said Sections 1.7.1 or 1.7.2 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed counsel in accordance with the provision of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action and within 15 days after written notice of the indemnified party's intention to employ separate counsel pursuant to the previous sentence, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

                  1.7.4 If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses as more fully set forth in an underwriting agreement to be executed in connection with such registration. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances.

         1.8      Obligations of the Company. Whenever required under this
Section 1 to effect the registration of any Registrable Shares, the Company shall, as expeditiously as possible:

                  1.8.1 prepare and file with the SEC, within sixty (60) days of a request therefor, a registration statement with respect to such Registrable Shares and use its best efforts to cause such registration statement to become effective, and, upon the request of the holders of a majority of the Registrable Shares registered thereunder, keep such registration statement effective for a period of up to nine (9) months or, if sooner, until the distribution contemplated in the Registration Statement has been completed.

                  1.8.2 prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Shares covered by such registration statement.

                  1.8.3 furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Shares owned by them.

                  1.8.4 in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                  1.8.5 notify each holder of Registrable Shares covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                  1.8.6 cause all Registrable Shares registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

                  1.8.7 provide a transfer agent and registrar for all Registrable Shares registered pursuant hereunder and a CUSIP number for all such Registrable Shares, in each case not later than the effective date of such registration.

                  1.8.8 furnish, at the request of any Holder requesting registration of Registrable Shares pursuant to this Section 1, on the date that such Registrable Shares are delivered to the underwriters for sale in connection with a registration pursuant to this Section 3, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Shares and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Shares.

         1.9 Assignment of Registration Rights. Any of the Holders may assign its rights to cause the Company to register Shares pursuant to this
Section 1 to a transferee of all or any part of its Registrable Shares. The transferor shall, within twenty (20) days after such transfer, furnish the Company with written notice of the name and address of such transferee and the securities with respect to which such registration rights are being assigned, and the transferee's written agreement to be bound by this Section 1.

         1.10 Lock-Up. In any registration of the Company's shares all Holders agree that any sales of Registrable Shares may be subject to a "lock-up" period restricting such sales for up to one hundred and eighty (180) days, and all Holders will agree to abide by such customary "lock-up" period of up to one hundred and eighty (180) days as is required by the underwriter in such registration, provided, however, that the Holders shall only be required to so agree if all directors, executive officers and other affiliates of the Company shall also agree to abide by such customary "lock-up" period under identical terms.

         1.11 Public Information. At any time and from time to time after the earlier of the close of business on such date as (a) a registration statement filed by the Company under the Securities Act becomes effective, (b) the Company registers a class of securities under Section 12 of the United States Securities Exchange Act of 1934, as amended, or any federal statute or code which is a successor thereto (the "Exchange Act"), or (c) the Company issues an offering circular meeting the requirements of Regulation A under the Securities Act, the Company shall undertake to make publicly available and available to the Holders pursuant to Rule 144, such information as is necessary to enable the Holders to make sales of Registrable Shares pursuant to that Rule. The Company shall comply with the current public information requirements of Rule 144 and shall furnish thereafter to any Holder, upon request, a written statement executed by the Company as to the steps it has taken to so comply.

         2. Termination of Prior Registration Rights. Any registration rights granted by the Company to any of the parties hereto are hereby superceded in their entirety by this Agreement, and such prior registration rights are no longer of any force or effect.

         3.       Miscellaneous

         3.1 Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

         3.2 Governing Law. This Agreement shall be governed by and construed according to the laws of the State of New York, without regard to the conflict of laws provisions thereof.

         3.3 Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. Notwithstanding any other provision contained herein, no party hereto shall be authorized to assign any portion of its rights or obligations hereunder without the prior written consent of the other party hereto.

         3.4 Entire Agreement; Amendment and Waiver. This Agreement constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of all of the parties to this Agreement.

         3.5 Notices, etc. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be telecopied or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party's address as set forth below:

         If to Medscape, Inc.:
                                    Medscape, Inc.
                                    134 West 29th Street
                                    New York, New York  10001-5399
                                    Attention:  Mr. Paul Sheils
                                                President and Chief Operating
                                                Officer
                                    Telecopier: (212) 760-3140

                  With copies to:

                                    Patterson, Belknap, Webb & Tyler LLP
                                    1133 Avenue of the Americas
                                    New York, New York  10036
                                    Attention:  Jeffrey E. LaGueux, Esq.
                                    Telecopier:  (212) 336-2222
                           and

                                    Yigal Arnon & Co.
                                    22 Rivlin Street
                                    Jerusalem, Israel
                                    Attention: Barry Levenfeld, Esq.
                                    Telecopier: (972-2) 623-9236

                           If to Kraft Group LLC:

                                    Kraft Group LLC
                                    One Boston Place, 34th Floor
                                    Boston, Massachusetts, 02108
                                    Attention: Robert K. Kraft/Jonathan A. Kraft

                  With a copy to:

                                    Binham Dana LLP
                                    150 Federal Street
                                    Boston, Massachusetts, 02101
                                    Attention:  David L. Engel Esq./
                                                Jonathan K. Bernstein Esq.


                  If to Platinum Health Ventures Ltd.:

                           Platinum Health Ventures Ltd.
                           c\o David Schottenfels, Adv.
                           29B Keren Hayesod Street
                           Jerusalem, 94188, Israel
                           Telecopier: (972-2)625-7751




                  If to Adi Raviv:

                           Adi Raviv
                           __________________________
                           __________________________
                           __________________________
                           Attention: _______________
                           Telecopier: ______________


                  if to the Company:

                                    Softwatch Ltd.
                                    1 Ta'as Street
                                    Ramat Gan, Israel
                                    Attention:  Amir Kishon

                                    Telecopier:  (972-3) 751-1732

                  With a copy to:

                           Goldfarb, Levy, Eran & Co.
                           Eliahu House
                           2 Ibn Gvirol Street
                           Tel Aviv 64077, Israel
                           Attention:  Barak S. Platt
                           Telecopier:  (972-3) 695-4344


or such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this Section 3.5 shall be effective (i) if mailed, ten (10) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via telecopier, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt.

         3.6 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

         3.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.


                [Remainder of the page intentionally left blank]

         IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.


SOFTWATCH LTD.                                 MEDSCAPE, INC.

by:      ________________________              by:      ________________________
name:    ________________________              name:    ________________________
title:   ________________________              title:   ________________________



KRAFT GROUP LLC                                PLATINUM HEALTH VENTURE LTD.

by:      ________________________              by:      ________________________
name:    ________________________              name:    ________________________
title:   ________________________              title:   ________________________



_________________________________

          ADI  RAVIV


by:      ________________________
name:    ________________________
title:   ________________________

                           SCHEDULE 1: THE PURCHASERS


NAME                    PURCHASE PRICE FOR PREFERRED SHARES        SERIES A PREFERRED SHARES
----                    -----------------------------------        -------------------------
Medscape, Inc.                     $2,999,954                              1,040,170

Kraft Group LLC                    $  122,998                                 42,647

Minols Ltd.                        $    5,998                                  2,080

A. Heifetz                         $    1,799                                    624

                             BRING DOWN CERTIFICATE


                                  June __, 1999


To the Purchasers (as defined in the Preferred
Share Purchase Agreement)


Ladies and Gentlemen:

         Pursuant to Sections 2.3.1 and 2.3.2 of the Preferred Share Purchase Agreement dated as of June __, 1999 (the "Agreement") by and among Softwatch Ltd. (the "Company"), Medscape, Inc., and the persons and entities set forth on
Schedule 1 attached to the Agreement, if any, the undersigned hereby certifies that as of the date of Closing (as defined in the Agreement):

1. The representations and warranties of the Company are true and correct in all material respects with the same force and effect as the same were true and correct as of the date of the Agreement, except to the extent such representations and warranties expressly relate to an earlier time.

2. All covenants and agreements required by the Agreement to have been performed by the Company at or prior to the Closing have been performed or complied with in all respects.


                                Very truly yours,

                                SOFTWATCH LTD.


                                By:      ____________________________

                                 SOFTWATCH LTD.
                                (the "Company")

                   UNANIMOUS ACTION OF THE BOARD OF DIRECTORS

         The undersigned, being all the members of the Board of Directors of the Company, in writing and without a meeting, pursuant to the Company's Articles of Association of the Company, hereby unanimously adopt the following resolutions as of this __ day of ___, 1999:

IT IS HEREBY RESOLVED AS FOLLOWS:

1. RESOLVED, unanimously, that the execution, delivery and performance of the Share Purchase Agreement (the "Purchase Agreement") dated as of June __, 1999 by and among the Company, Medscape, Inc. ("Medscape") and the individuals and entities listed on Schedule 1 to the Purchase Agreement be, and they hereby are, approved.

2. RESOLVED, unanimously, that the execution, delivery and performance of the Registration Rights Agreement (the "Rights Agreement") dated as of June __, 1999 by and among the Company, Medscape, Kraft Group LLC, Platinum Health Ventures Ltd. and Adi Raviv be, and they hereby are, approved.

3. RESOLVED, unanimously, to issue and allot Series A Preferred Shares of the Company, nominal value NIS 0.01 each, to each of the Purchasers in accordance with the number of shares listed next to the name of each such Purchaser on
Schedule 1 to the Purchase Agreement upon receipt of the purchase price from such Purchaser as listed next to the name of each such Purchaser on Schedule 1 to the Purchase Agreement.

4. RESOLVED, unanimously, that Amir Kishon be, and he hereby is, authorized and empowered, in the name and on behalf of the Company, to make or cause to be made, and to execute and deliver, the Purchase Agreement, the Rights Agreement and all such additional agreements, documents, instruments and certificates, and to do or cause to be done all such acts and things, and to take all such steps as he may at any time or from time to time deem necessary or desirable in connection with or in furtherance of the consummation of the transactions described in the foregoing resolutions, and in connection with or in furtherance of the consummation of the transactions contemplated under the Purchase Agreement.

5. RESOLVED, unanimously, that the Consulting Agreement by and between the Company and Joe Zibrak dated May 11, 1998 is hereby approved, ratified and confirmed.

6. RESOLVED, unanimously (without the participation of Paul Egerman, who has a personal interest in the matter), subject to approval by the Company's shareholders, that the Consulting Agreement by and between the Company and Paul Egerman dated June 15, 1997 is hereby approved, ratified and confirmed.

7. RESOLVED, unanimously (without the participation of Rob Friedman, who has a personal interest in the matter), subject to approval by the Company's shareholders, that the Consulting Agreement by and between the Company and Rob Friedman dated March 8, 1998 together with the amendment thereto dated January 5, 1999 are hereby approved, ratified and confirmed and attached hereto as Exhibit A.

8. RESOLVED, unanimously, that the Letter of Understanding (the "Letter of Understanding") by and among the Company, Softwatch, Inc., Gary Rancourt and Healthcourt Technologies, Inc. dated April 2, 1998 is hereby approved, ratified and confirmed.

 9. RESOLVED, unanimously (without the participation of Paul Egerman, who has a personal interest in the matter), subject to approval by the Company's shareholders, that the Convertible Loan Agreement by and among the Company, Gary Rancourt Rich Carpentar and Paul Egerman dated May 10, 1998 is hereby approved, ratified and confirmed.

10. RESOVLED, unanimously, to amend Section 14.1 of the Company's Key Employee and Directors Share Option Plan as follows: the year 1996 is hereby replaced with the year 2006.

11. RESOLVED, unanimously, to issue to HealthCourt 1% Partnership ("HealthCourt") 455 Ordinary Shares of the Company, nominal value NIS 0.01 each, which is the difference between the number of shares actually issued (55,090) to HealthCourt pursuant to the Letter of Understanding and the number of shares (55,545) which should have been issued to HealthCourt by the Company pursuant to the Letter of Understanding.

12. RESOLVED, unanimously (without the participation of Amir Kishon, who has a personal interest in the matter), subject to approval by the Company's shareholders, that the Loan Agreement by and among the Company and Amir Kishon, attached hereto as Exhibit B is hereby approved, ratified and confirmed.

13. RESOLVED, unanimously, that the terms set forth in the draft Term Sheet by and among the Company and Amir Vardi dated September 30, 1996 are hereby approved, ratified and confirmed.

14. RESOLVED, unanimously (without the participation of Amir Kishon and Asaf Evenhaim, who have a personal interest in the matter), that the Share Purchase Agreement by and among the Company, Amir Kishon and Asaf Evenhaim dated September 1, 1995 is hereby approved, ratified and confirmed.

15. RESOLVED, unanimously (without the participation of Anthony Michael Stone, who has a personal interest in the matter), subject to approval by the Company's shareholders, that the Loan Agreement by and among the Company and Anthony Michael Stone dated August 5, 1997 is hereby approved, ratified and confirmed.

16. RESOLVED, unanimously (without the participation of Anthony Michael Stone, who has a personal interest in the matter), subject to approval by the Company's shareholders, that the

Loan Agreement by and among the Company and Anthony Michael Stone, attached hereto as Exhibit C is hereby approved, ratified and confirmed.

17. RESOLVED, to approve the execution of warrant and option agreements in favor of the following parties, in respect of such warrants and options previously granted to such parties:

    Tom Morrison, William Cowan, Anthony Michael Stone and Platinum Health Ventures

18. It is hereby clarified that by a Consulting Agreement between the Company and Rob Friedman ("Friedman") dated March 8, 1998 (the "Original Agreement"), the Company agreed to grant Friedman options to purchase an aggregate of 88,650 ordinary shares. In the amendment to such Consulting Agreement dated January 5, 1999 (the "Amending Agreement") it is mistakenly stated that "Mr. Friedman will be compensated for his services by receiving an additional 79,982 share options. This will be added to his total existing 86,650 share options". This mistake was subsequently corrected by the Company and Friedman stating that, in accordance with the Original Agreement, Friedman is entitled to options to purchase an aggregate of 88,650 ordinary shares and by the Amending Agreement he is entitled to additional options to purchase an aggregate of 77,982 ordinary shares. IT IS THEREFORE RESOLVED, unanimously, that any previous resolution of the Company's Board which may be deemed to issue additional shares to Friedman be deemed amended in accordance with the above.

19. RESOLVED, unanimously (without the participation of Anthony Michael Stone, who has a personal interest in the matter), subject to approval by the Company's shareholders, that the issuance by the Company of 63 Ordinary Shares to Anthony Michael Stone pursuant to the Board of Directors resolution dated June 10, 1996 is hereby approved, ratified and confirmed.

20. RESOLVED, unanimously, that the execution by the Company of the following lease agreements is hereby approved, ratified and confirmed:

The lease agreement between the Company and Marodi Menashe dated June 13, 1996, as amended on April 29, 1999;

The lease agreement between the Company and Altira Properties (1979) Ltd., Altira Investments Ltd. and Altira (1993) Ltd. dated May 16, 1999.

IN WITNESS WHEREOF, the undersigned have signed this instrument as of the date first set forth above.


______________________________                  _______________________________
Amir Kishon                                     Asaf Evenhaim


______________________________                  _______________________________
Paul Egerman                                    Tony Stone


______________________________                  _______________________________
Edwin Slonim                                    Robert Friedman

SOFTWATCH LTD.
Private Company No. 51-185670-0
(the "Company")

         Minutes of an extraordinary meeting (the "Meeting") of the shareholders of the Company, held at the Company's offices on June ___, 1999.

Present:       Legal Quorum

Chairman:      Dr. Amir Kishon

THE FOLLOWING RESOLUTIONS WERE ADOPTED BY THE SHAREHOLDERS AT THE MEETING:

         1. RESOLVED, as a special resolution (which was approved by no less than seventy-five percent (75%) of the shareholders present in person or by proxy voting on such resolution) to increase the share capital of the Company by the amount of NIS 20,000, so that following such increase the share capital of the Company shall be NIS 120,000, divided into 10,800,000 Ordinary Shares, nominal value NIS 0.01 each, and 1,200,000 Series A Preferred Shares, nominal value NIS 0.01 each..

         2. RESOLVED, as a special resolution (which was approved by no less than seventy-five percent (75%) of the shareholders present in person or by proxy voting on such resolution) to approve and adopt the Amended Articles of Association (the "Amended Articles") of the Company, in the form attached hereto as Exhibit A and that the Amended Association replace in their entirety the previously existing Articles of Association of the Company.

         3. RESOLVED, that the execution, delivery and performance of the Share Purchase Agreement (the "Purchase Agreement") dated as of June __, 1999 by and among the Company, Medscape, Inc. ("Medscape") and the individuals and entities listed on Schedule 1 to the Purchase Agreement be, and they hereby are, approved.

4. RESOLVED, that the execution, delivery and performance of the Registration Rights Agreement (the "Rights Agreement") dated as of June __, 1999 by and among the Company, Medscape, Kraft Group LLC, Platinum Health Ventures Ltd. and Adi Raviv be, and they hereby are, approved.

5. RESOLVED, that the Consulting Agreement by and between the Company and Paul Egerman dated June 15, 1997 is not adverse to the best interests of the Company and is hereby approved, ratified and confirmed.

6. RESOLVED, that the Consulting Agreement by and between the Company and Rob Friedman dated March 8, 1998 together with amendment thereto dated January 5, 1999 are not adverse to the best interests of the Company and are hereby approved, ratified and confirmed and attached hereto as Exhibit B.

7. RESOLVED, that the Letter of Understanding (the "Letter of Understanding") by and among the Company, Softwatch, Inc., Gary Rancourt and Healthcourt Technologies, Inc. dated August 11, 1998 is not adverse to the best interests of the Company and is hereby approved, ratified and confirmed.

8. RESOLVED, that the Convertible Loan Agreement by and among the Company, Gary Rancourt Rich Carpentar and Paul Egerman dated May 10, 1998 is not adverse to the best interests of the Company and is hereby approved, ratified and confirmed.

9. RESOLVED, that the provision of a loan to the Company in the amount of $209,663 by Amir Kishon between 1994 and 1997 on the terms described to the shareholders at the Meeting is not adverse to the best interests of the Company and is hereby approved, ratified and confirmed.

10. RESOLVED, that the Loan Agreement by and among the Company and Anthony Michael Stone dated August 5, 1997 is not adverse to the best interests of the Company and is hereby approved, ratified and confirmed.

11. RESOLVED, to approve the execution of warrant and option agreements in favor of the following parties, in respect of such warrants and options previously granted to such parties:

         Tom Morrison;

         William Cowan;

         Anthony Michael Stone; and

         Platinum Health Ventures.

         12. RESOLVED, that the transaction described in the Board of Directors resolution dated August 10, 1994, in which the Company issued certain shares to Asaf Evenhaim and granted Amir Kishon the right to repurchase such shares, is not adverse to the best interests of the Company and is hereby approved, ratified and confirmed.

         13. RESOLVED, that the issuance of shares to Asaf Evenhaim pursuant to the Board of Directors resolution dated May 14, 1996 is not adverse to the best interests of the Company and is hereby approved, ratified and confirmed.

         14. RESOLVED, that the issuance of shares to Adi Raviv pursuant to the Board of Directors resolution dated July 10, 1996 is not adverse to the best interests of the Company and is hereby approved, ratified and confirmed.

         15. RESOLVED, that the grant of options to Asaf Evenhaim pursuant to the Board of Directors resolution dated November 27, 1996 is not adverse to the best interests of the Company and is hereby approved, ratified and confirmed.

         16. RESOLVED, that the issuance of shares to Adi Raviv pursuant to the Board of Directors resolution dated December 26, 1996 is not adverse to the best interests of the Company and is hereby approved, ratified and confirmed.

         17. RESOLVED, that the amendments to the Company's Directors and Key Employee Share Option Plan and International Employee Stock Option Plan pursuant to the Board of Directors resolution dated November 27, 1996 and February 3, 1997 are not adverse to the best interests of the Company and are hereby approved, ratified and confirmed.

         18. RESOLVED, that the amendments to the terms of options granted to Asaf Evenhaim pursuant to the Board of Directors resolution dated April 2, 1997 are not adverse to the best interests of the Company are hereby approved, ratified and confirmed.

         19. RESOLVED, that the grant of options to Asaf Evenhaim pursuant to the Board of Directors resolution dated August 1, 1997 is not adverse to the best interests of the Company and is hereby approved, ratified and confirmed.

         20. RESOLVED, that the issuance of shares to Paul Egerman and the conversion into share options of a debt owed by the Company to Adi Raviv pursuant to the Board of Directors resolution dated December 9, 1998 is not adverse to the best interests of the Company and is hereby approved, ratified and confirmed.

         21. RESOLVED, that the issuance of shares to Adi Raviv and Tony Stone pursuant to the Board of Directors resolution dated February 10, 1998 is not adverse to the best interests of the Company and is hereby approved, ratified and confirmed.

         22. RESOLVED, that the Loan Agreement between the Company and Tony Stone dated August 5, 1997 and the warrants granted to Tony Stone as of August 5, 1997 are not adverse to the best interests of the Company and are hereby approved, ratified and confirmed.

         23. RESOLVED, that the issuance of shares to Asaf Evenhaim pursuant to the Board of Directors resolution dated May 14, 1996 is not adverse to the best interests of the Company and is hereby approved, ratified and confirmed.

24. RESOLVED, that the issuance by the Company of 63 Ordinary Shares to Anthony Michael Stone pursuant to the Board of Directors resolution dated June 10, 1996 is not adverse to the best interests of the Company and is hereby approved, ratified and confirmed.

25. RESOLVED, that the Share Purchase Agreement by and among the Company, Amir Kishon and Asaf Evenhaim dated September 1, 1995 is not adverse to the best interests of the Company and is hereby approved, ratified and confirmed.

26. RESOLVED, that the Softwatch Ltd. International Employee Stock Option Plan is hereby approved, ratified and confirmed.


                                            ------------------
                                            Dr. Amir Kishon
                                            Chairman

To: Softwatch Ltd.


              On May 10, 1998, we, the undersigned, Rich Carpenter, Gary Rancourt and Paul Egerman (collectively, the "Investors") entered into a convertible loan agreement (the "Loan Agreement") with Softwatch Ltd. (the "Company") pursuant to which the Investors lent the Company the amount of $65,000 (the "Loan"), which Loan was stated to be convertible into shares at a price per share of US$0.71.


              By a Letter of Understanding by and between the Company, SoftWatch Inc., Gary Rancourt and Healthcourt Technologies Inc. ("Healthcourt Technologies") dated August 11, 1998 superceding and replacing a Letter of Understanding by and between the parties dated April 2, 1998, (the "Investment Agreement"), the Investors and all other shareholders in Healthcourt (together, the "Healthcourt Shareholders") were granted the right to purchase 111,090 Ordinary Shares of the Company during a subsequent investment in the Company at a price per share as provided for in such subsequent investment, or as otherwise mutually agreed.


              By a Share Purchase Agreement by and between the Company and Kraft Group LLC dated August 21, 1998, the Healthcourt Shareholders were granted the right to exercise their right to purchase up to 111,090 Ordinary Shares pursuant to the Letter of Understanding dated August 11, 1998.


              Pursuant to and in accordance with the rights given to the Healthcourt Shareholders in the Investment Agreement and the Kraft Group Share Purchase Agreement dated August 21, 1998, on March 19, 1999, and at the request of Healthcourt Technologies and the Healthcourt Shareholders, the Company issued 111,090 Ordinary Shares to a limited partnership called Healthcourt 2% Partnership ("Healthcourt").


              It is hereby confirmed that only certain of the 111,090 Ordinary Shares were issued to Healthcourt Technologies pursuant to the Investment Agreement. Instead, the following actions were taken: (i) The Investors fully converted the Loan into

91,549 Ordinary Shares, which shares were issued, at the Investors' request, directly to Healthcourt Shareholders; (ii) The Investors waived all rights to purchase 91,549 Ordinary Shares pursuant to the Investment Agreement; and (iii) The balance of the 111,090 Ordinary Shares (being 19,541 Ordinary Shares) were issued directly to the Healthcourt Shareholders, for valuable consideration, pursuant to the Investment Agreement.

              We, the undersigned, hereby confirm that we have no claim for the issuance to us by the Company of any further shares, options, warrants or other securities of the Company resulting from the Loan Agreement, the Investment Agreement or an Agreement of Accession between ourselves and the Company dated November 6, 1998.

Dated:
      -------------

-------------------                             ----------------------
Rich Carpenter                                  Gary Rancourt


-------------------                             ----------------------
Paul Egerman                                    Healthcourt 2%
Partnership

SCHEDULE 3.3
CAPITALIZATION

CURRENT CAPITALIZATION TABLE AS OF THE EFFECTIVE DATE OF THE AGREEMENT:

SHAREHOLDER                                                     SHARES         OPTIONS             TOTAL          %
-----------                                                     ------         -------             -----        ------
Amir Kishon                                                  3,400,000                         3,400,000        44.84%
Asaf Evenhaim                                                  519,800         360,312           880,112        11.61%
Tony Stone                                                     545,299          29,450           574,749         7.58%
Kraft Group                                                    309,440                           309,440         4.08%
Platinum Health Ventures                                       283,088                           283,088         3.73%
Adi Raviv                                                      223,075          30,944           254,019         3.35%
Rob Friedman                                                   140,712         100,218           240,930         3.18%
Ronit Kishon                                                   200,000                           200,000         2.64%
Prof. I. Kronzon                                               100,000         100,000           200,000         2.64%
Paul Egerman                                                    62,487         104,145           166,632         2.20%
Gary Rancourt                                                                  144,554           144,554         1.91%
Firepond (T. Morrison & W. Cowen)                                              136,584           136,584         1.80%
Healthcourt 2%                                                 111,090                           111,090         1.47%
MDC Group LLC                                                  106,778                           106,778         1.41%
Employees (ESOP) (<1%)                                                         287,860           287,860         3.80%
Other stakeholders (<1%)                                       235,205          50,936           286,141          3.77%
                                               -----------------------  --------------          --------         -----
TOTAL                                                        6,236,974       1,345,003         7,581,977          100%


PURSUANT TO A CONSULTING AGREEMENT BY AND BETWEEN THE COMPANY AND DR. JOE ZIBRAK DATED MAY 11, 1998, DR. ZIBRAK WILL BE PARTLY COMPENSATED FOR HIS ONGOING CONSULTING SERVICES BY ISSUING OPTIONS TO PURCHASE SHARES IN LIEU OF HIS CONSULTING FEES. THIS TABLE ONLY ACCOUNTS FOR OPTIONS PREVIOUSLY ACCOUNTED TO DR. ZIBRAK PURSUANT TO SAID CONSULTING AGREEMENT.

THE RESTATED ARTICLES OF ASSOCIATION REFLECT ALL OF THE COMPANY'S COMMITMENTS WITH REGARDS TO THE ELECTION OF BOARD MEMBERS.

EXCEPT FOR THE PREEMPTIVE RIGHTS PROVIDED IN THE AGREEMENT BY AND BETWEEN THE COMPANY AND HITEC INVESTORS GROUP DATED JANUARY 29, 1998 AND THE SHARE PURCHASE AGREEMENT BY AND BETWEEN THE COMPANY AND THE KRAFT GROUP LLC DATED AUGUST 21, 1998 NO OTHER PERSON OR ENTITY IS ENTITLED TO PREEMPTIVE RIGHTS AS OF THE EFFECTIVE DATE OF THIS AGREEMENT.

SCHEDULE 3.10
CERTAIN AGREEMENTS

CONSULTING AGREEMENT BY AND BETWEEN THE COMPANY AND ADI RAVIV DATED JANUARY 1, 1996.

SCHEDULE 3.13
INTELLECTUAL PROPERTY

THE FOLLOWING TABLE REPRESENTS ALL CONTRACTS REGARDING SOFTWATCH'S INTELLECTUAL PROPERTY LICENSE CONTRACTS:

LTD./INC.   PARTIES                        AGREEMENT TITLE                                 DATE
LTD         Teva Marion Partners           License Agreement                               13-Jan-98
LTD         Teva Marion Partners           Escrow Agreement                                13-Feb-98
INC         Accordant Health Services      LOI License                                     2-Jul-98
LTD         Teva Marion Partners           Service and Maintenance Agreement               6-Jul-98
INC         HMR/Hrava /product Group       LOU License                                     5-Jan-99
INC         HMR Diabetes Group             LOU License                                     22-Jan-99
INC         Procter &Gamble                License agreement                               19-Feb-99
INC         Third Age Media                MEDIA PARTNER CO-BRANDING Agreement             19-Feb-99
INC         McCann-Erickson                Letter                                          4-May-99
INC         MediSense                      License agreement                               6-May-99

SCHEDULE 3.19
RELATED PARTY TRANSACTIONS

Agreements with current or former shareholder, director, officer, or employee of Seller or the Subsidiary.



LTD./INC.   PARTIES                              AGREEMENT TITLE                            DATE
LTD         Asaf Evenhaim                        Employment Agreement                       7-Aug-94
LTD         Asaf Evenhaim                        Terms                                      1-Aug-95
LTD         Asaf Evenhaim                        Share Purchase Agreement                   1-Sep-95
LTD         Adi Raviv                            Consulting and Investment Agreement        1-Jan-96
LTD         Anthony Michael Stone                Consulting Agreement                       18-Jul-96
LTD         Anthony Michael Stone                Investment Agreement                       18-Jul-96
LTD         Adam Low                             Consulting Agreement                       15-Feb-97
LTD         Anthony Michael Stone                Loan Agreement                             5-Aug-97
LTD         Anthony Michael Stone                Warrant                                    11-Aug-97
LTD         Rob Friedman                         Consulting Agreement I                     8-Mar-98
LTD         Rich Carpenter, Paul Egerman, Gary   Loan Agreement                             10-May-98
            Rancourt
LTD         Paul Egerman                         Consulting Agreement                       15-Jun-98
LTD/INC     Gary Rancourt & Healthcourt          LQLI                                       11-Aug-98
LTD         Healthcourt Technologies Inc         Agreement of Accession                     6-Nov-98
            Investors
LTD         Rob Friedman                         Amendment To Consulting Agreement(11)(as   5-Jan-99
                                                 subsequently amended)
LTD         Gary Rancourt & Healthcourt 1%       Share restriction Agreement 1%             14-Jan-99
            Investors
LTD         Healthcourt Technologies Inc         Asset Purchase Agreement                   14-Jan-99
LTD         Gary Rancourt & Healthcourt 2%       Share Restriction Agreement 2%             19-Mar-99
            Investors
LTD/INC     Rob Friedman                         Consulting Agreement II                    7-Apr-99
LTD         Amir Kishon                          Loan Understanding 1997 (date unknown)

SCHEDULE 3.21
INSURANCE

SOFTWATCH LTD. HAS OBTAINED THE FOLLOWING INSURANCE COVERAGE FROM MENORA INSURANCE COMPANY LTD. IN THE FOLLOWING AMOUNTS:

BURGLARY - 97,037 NIS
FIRE - 217, 830 NIS
BUSINESS - 1,272,370 NIS
ELECTRONIC EQUIPMENT - 96,700 NIS EARTHQUAKES AND OTHER NATURAL DISASTERS - 762,060 NIS THIRD PARTY (WORK RELATED ACCIDENTS) - COVERAGE OF UP TO $5,000,000.

THE POLICY EXPIRES ON JULY 31, 1999.

SOFTWATCH INC. HAS OBTAINED THE FOLLOWING INSURANCE COVERAGE: LIABILITY INSURANCE IN THE FOLLOWING AMOUNTS:

GENERAL AGGREGATED - $2,000,000
PRODUCTS - $2,000,000
PERSONAL INJURY - $1,000,000
EACH OCCURRENCE - $ 1,000,000
FIRE DAMAGE - $ 50,000
MEDICAL EXPENSES - $5,000

EQUIPMENT INSURANCE IN THE AMOUNT OF $10,000 COVERING ALL OFFICE EQUIPMENT AND OFFICE FURNITURE. SOFTWATCH INC. ALSO INSURES THE COMPANY CAR.

SCHEDULE 3.22
INFORMATION TECHNOLOGY


SOFTWATCH SOFTWARE HAS BEEN WRITTEN AND DESIGNED WITH THE INTENT TO BE YEAR 2000 COMPLIANT. THE COMPANY HAS NOT DONE A COMPREHENSIVE TESTING OF THE SYSTEM FOR THE YEAR 2000.

SCHEDULE 3.23
MATERIAL CONTRACTS

[GRAPHIC OMITTED]

LTD/INC        Parties                                 Agreement Title                                       Date
LTD            Asat Evenhaim                           Employment Agreement                                  7-Aug-94
LTD            Office of chief scientist               R&D Grant Num 17511                                   13-Sep-94
LTD            Dr. I. Kronzon                          Consulting Agreement                                  1-Oct-94
LTD            Dr. I. Kronzon                          Finder Agreement                                      23-Oct-94
LTD            Asat Evenhaim                           Terms                                                 1-Aug-95
LTD            Asat Evenhaim                           Share Purchase Agreement                              1-Sep-95
LTD            Dr. Danny Kliger                        Consulting Agreement                                  24-Oct-95
LTD            Ministry of Industry and Trade          Export Grant File 2 - 645195                          12-Dec-95
LTD            Adi Raviv                               Consulting and Investment Agreement                   1-Jan-96
LTD            Office of chief scientist               R&D Grant Num 20019                                   22-Jan-96
LTD/INC        Susan Griffin (Ex employee)             Employee Agreement                                    23-Apr-96
LTD/INC        Marc Jaffe (Ex consultant)              Term Sheet                                            1-May-96
LTD            Marodi Menashe                          Office Lease                                          13-Jun-96
LTD            Anthony Michael Stone                   Consulting Agreement                                  18-Jul-96
LTD            Anthony Michael Stone                   Investment Agreement                                  18-Jul-96
LTD            Dr. Amir Vardi                          Consulting Agreement - Term Sheet (unsigned)          30-Sep-96
LTD            Amir Kishon                             Loan Understanding 1997 (date unknown)
LTD            Adam Low                                Consulting Agreement                                  15-Feb-97
LTD            Platinum Health Ventures Limited        Share Purchase And Warrant Investments Agreement      15-Feb-97
LTD/INC        AccessNet Ltd                           Finder Agreement                                      9-Jun-97
LTD            Anthony Michael Stone                   Loan Agreement                                        5-Aug-97
LTD            Anthony Michael Stone                   Warrant                                               11-Aug-97
LTD            Triangle Technologies                   Finder Agreement                                      1-Sep-97
LTD            Platinum Health Ventures Limited        Warrant (II)                                          7-Oct-97
LTD            Ministry of Industry and Trade          Approved Enterprise Program                           13-Oct-97
LTD            Firepond                                Consulting Agreement I (includes warrant)             1-Nov-97
LTD            Ministry of Industry and Trade          Export Grant File 2 - 365196                          3-Nov-97
LTD/INC        Medical Telecommunications              Agreement for Defining a Business Relationship        21-Nov-97
               Associations LLC
LTD            Eva Marion Partners                     License Agreement                                     13-Jan-98
LTD            Hitec Investors Group (HIG)             Letter of Company Undertaking                         29-Jan-98
INC            Center of Burlington                    Office Lease                                          4-Feb-98
LTD            Teva Marion Partners                    Escrow Agreement                                      13-Feb-98
LTD            Rob Friedman                            Consulting Agreement I                                8-Mar-95
LTD            Office of chief scientist               R&D Grant Num 22754                                   24-Mar-96
LTD            SoftWatch Inc                           Loan Agreement                                        1-Apr-98
LTD            Software FX, Inc                        Agreement 033098 License and Rights                   6-Apr-98
LTD            CIS                                     LOU                                                   13-Apr-98
LTD            Health Concepts Inc                     LOU                                                   15-Apr-98
LTD            Goldfarb Levy Eran                      Legal Consulting (Warrants)                           19-Apr-98
LTD            Rich Carpenter, Paul Egerman, Gary      Loan Agreement                                        10-May-98
               Rancourt
LTD/INC        Dr. Joe Zibrak                          Consulting Agreement                                  11-May-98
LTD            Firepond                                Consulting Agreement II                               1-Jun-98
LTD            Paul Egerman                            Consulting Agreement                                  15-Jun-98
INC            Mike Welch MD                           Letter                                                29-Jun-98
INC            Accordant Health Services              LOI License                                           2-Jul-96
LTD            Teva Marion Partners                    Service and Maintenance Agreement                     6-Jul-96
INC            Mike Welch MD                           Letter                                                24-Jul-98
LTD/INC        Gary Rancourt & Healthcourt             LOU                                                   11-Aug-98
LTD            Kraft LLC                               Share Purchase Agreement                              21-Aug-98
LTD            Direct Computation                      Computer leasing Agreement                            7-Oct-98
LTD            Healthcourt Technologies Inc            Agreement of Accession                                6-Nov-98
               Investors
LTD            Rob Friedman                            Amendment to Consulting Agreement (II) (as            6-Jan-99
                                                       subsequently amended)
INC            HMR/Hrava/product Group                 LOU License                                           5-Jan-99
LTD            Gary Rancourt & Healthcourt 1%          Share restriction Agreement 1%                        14-Jan-99
               Investors
LTD            Healthcourt Technologies Inc            Asset Purchase Agreement                              14-Jan-99
INC            HMR Diabetes Group                      LOU License                                           22-Jan-99
INC            Proctor & Gamble                        License agreement                                     18-Feb-99
INC            Third Age Media                         MEDIA PARTNER CO-BRANDING Agreement                   19-Feb-99
INC            Center of Burlington                    Amendment to Office Lease and Services Agreement      26-Feb-99
LTD            Gary Rancourt & Healthcourt 2%          Share Restriction Agreement 2%                        19-Mar-99
               Investors
LTD/INC        Rob Friedman                            Consulting Agreement II                               7-Apr-99
INC            Harvard Net                             Service and Maintenance Agreement                     12-Apr-99
INC            HR LOGIC                                Service and Maintenance Agreement                     13-Apr-99
INC            Center of Burlington                    Office Lease                                          16-Apr-99
LTD            Marodi Meneshe                          Office Lease                                          29-Apr-99
INC            McCann-Erickson                         Letter                                                4-May-99
INC            MediSense                               License agreement                                     6-May-99
INC            Harvard Net                             Service and Maintenance Agreement                     14-May-99
LTD            Altira                                  Office Lease                                          16-May-99

THE COMPANY IS USING THE SERVICES OF A SUBCONTRACTOR TO PROVIDE ACCOUNT MANAGEMENT, CONTENT SERVICES AND SITE SUPPORT SERVICES FOR THREE OF SOFTWATCH'S
ACCOUNTS: HMR RHEUMATOID ARTHRITIS GROUP; HMR DIABETES GROUPS AND PROCTER & GAMBLE OSTEOPOROSIS GROUP. THE SUBCONTRACTOR CALLED INTOUCH SOLUTIONS IS ALSO PROVIDING ADDITIONAL SALES AGENT SERVICES AND IS LOCATED IN KANSAS CITY. IT WAS AGREED THAT INTOUCH SOLUTIONS WILL BE RECEIVING 40% OF THE REVENUES ON THOSE SPECIFIC DEALS. THE FINAL AGREEMENT IS IN NEGOTIATIONS AND IS EXPECTED TO COVER THE NEXT 12 MONTHS.

                                 SCHEDULE 6.1.3

                               SELLER COMPETITORS

The following is a list of Seller Competitors:

Agency.com
BroadVision
Caresoft
Clarify
CyberDiet
Dr. Koop
eDiets
Exchange Applications
HealthDesk
Healtheon
HealthMagic
Jenny Craig
Mediconsult
Patinet Info systems
peregrine Systems
PHDI
Phys
remedy Corp
Siebel
USWeb
Vantive
Vignette
WebMD
WeightWatchersgency.com

                                  SCHEDULE 6.8

                        DEFINITION OF MEDSCAPE COMPETITOR

"Medscape Competitor" shall mean any web-site or online service that provides healthcare news, information and/or interactive tools or features to physicians, allied healthcare professionals or consumers, including, without limitation, those listed below; provided, however, that the Term Medscape Competitor shall not include any web-site operated by a pharmaceutical or medical device company focussed on a single product or medical condition (e.g., MSWatch by Teva).

InteliHealth
Healtheon
WebMD
OnHealth
Dr. Koop/Empower
Mediconsult
MD Consult
BetterHealth
Women.com
iVillage/Thrive
HealthScout
HealthGate
Physician's Online
Mayo Clinic Health Oasis
PlanetRx
Drugstore.com
CVS/Soma
Walmart
Walgreen
RiteAide
Salu.net
CareInsite
AOL
Excite
Lycos
GO Network
Infoseek
@Home
AltaVista
Snap
MSN
MSNBC
Mining Company
Ask Dr. Weil
America's Doctor
QD Online
CyBear
Medicalogic
Medsite